SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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GARDNER DENVER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 12, 2008

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders on Tuesday, May 6, 2008 at 1:30 p.m., at the Quincy Country Club, 2410 State Street, Quincy, Illinois.

The attached Notice and Proxy Statement describe the business of the meeting. After the transaction of formal business, a question and answer period will follow.

We look forward to a significant vote of the Common Stock, either in person or by proxy. We are again offering three convenient ways to vote your proxy. If you are a stockholder of record, you may use the toll-free telephone number on the proxy card to vote your shares or you may vote your shares via the Internet by following the simple instructions on the proxy card. If you prefer to vote your shares by mail, simply complete, date, sign and return your proxy card in the enclosed stamped and addressed envelope. Regardless of your method of voting, you may revoke your proxy and vote in person if you decide to attend the Annual Meeting.

We are again offering you the opportunity to access future stockholder communications (e.g., annual reports, proxy statements, related proxy materials) over the Internet instead of receiving such communications in print. Participation is completely voluntary. If you give your consent, in the future, when our material is available over the Internet, the package you receive containing your proxy voting card will contain the Internet location where the material is available (www.gardnerdenver.com). There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until revoked, which you may do at any time by writing to us or our transfer agent, National City Bank. In addition, you may also request paper copies of any such communications at any time by writing to us or our transfer agent.

Your support is appreciated, and we hope that you will be able to join us at the May 6th meeting.

Cordially,

Ross J. Centanni
Executive Chairman of the Board

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of Gardner Denver, Inc. (the “Company”) will be held at the Quincy Country Club, 2410 State Street, Quincy, Illinois on Tuesday, May 6, 2008 at 1:30 p.m., for the following purposes:

1. To elect three directors to serve for a three-year term each; and

2. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 7, 2008 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. Stockholders of record may vote their proxy by completing the enclosed proxy card, calling the toll-free number indicated on the proxy card, or accessing the Internet website specified in the instructions included on the proxy card. A stockholder may revoke a proxy at any time before it is voted at the meeting by following the procedures described in the attached Proxy Statement.

FOR THE BOARD OF DIRECTORS

Tracy D. Pagliara
Executive Vice President, Administration,
General Counsel and Secretary

Quincy, Illinois
March 12, 2008

RETURN OF PROXIES REQUESTED

To assure your representation at the meeting, please (1) sign, date and promptly mail the enclosed proxy card, for which a return envelope is provided; (2) call the toll-free number indicated on the enclosed proxy card; or (3) access the Internet website specified in the instructions on the proxy card.

GARDNER DENVER, INC.
1800 Gardner Expressway
Quincy, Illinois 62305

PROXY STATEMENT

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of Gardner Denver, Inc. (the “Company” or “Gardner Denver”) and will be voted in accordance with the instructions given (either in a signed proxy card or voted through the toll-free telephone or Internet procedures described below) and not revoked. A stockholder may revoke a proxy at any time before it is voted by (1) giving notice to the Company in writing, (2) submitting another proxy that is properly signed and later dated, or (3) voting in person at the meeting. Attendance at the meeting will not in and of itself revoke a proxy.

This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about March 19, 2008. The record date for determining the stockholders entitled to vote at the meeting was the close of business on March 7, 2008 (the “Record Date”). On that date, the outstanding voting securities of the Company were 52,568,944 shares of Common Stock, par value $0.01 (“Common Stock”). Each share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock is required to establish a quorum. Abstentions and “broker non-votes” (as described below) will be considered present at the meeting for purposes of determining a quorum with respect to items brought before the meeting.

Brokers holding shares for beneficial owners must vote these shares according to specific instructions received from the owner. If specific instructions are not received, brokers may vote these shares in their discretion on certain routine matters, such as the election of directors. However, the New York Stock Exchange (the “NYSE”) rules preclude brokers from exercising their voting discretion on certain proposals. In these cases, if they have not received specific instructions from the beneficial owner, brokers may not vote on the proposals, resulting in what is known as a “broker non-vote.”

The affirmative vote of a majority of the outstanding shares of Common Stock having voting power present at the meeting, in person or by proxy and voting thereon, is required to elect each of the nominees as a director of the Company (Item 1 on the proxy card). For these purposes, abstentions and “broker non-votes” will not be counted as voting for or against the proposal to which it relates.

The Company is not aware of any matter that will be presented to the meeting for action on the part of the stockholders other than those stated in the notice. If any other matter is properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment.

Stockholders of record may vote using the toll-free number listed on the proxy card or via the Internet or they may complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities. The procedures allow stockholders to give their voting instructions and confirm that their instructions have been properly recorded. Specific instructions to be followed by any stockholder of record interested in voting by telephone or the Internet are set forth on the enclosed proxy card.

Stockholders may vote by telephone or through the Internet 24 hours a day, 7 days a week. Telephone or Internet votes must be received by 11:59 p.m. Eastern Time on May 5, 2008 for all shares of Common Stock other than shares held in the Gardner Denver, Inc. Retirement Savings Plan (the “Savings Plan”) and the related Gardner Denver, Inc. Supplemental Excess Defined Contribution Plan (the “Excess Contribution Plan”).

Shares of Common Stock held in the Savings Plan and Excess Contribution Plan will be voted by JPMorgan Chase Bank, N. A. (“JPMorgan”), as trustee of these plans. In the case of participants in these plans, the enclosed proxy card reflects the number of equivalent shares credited to your account. Voting instructions to JPMorgan regarding your shares in the Savings Plan and Excess Contribution Plan must be received by 6:00 a.m. Eastern Time on May 2, 2008. Such voting instructions can be made in the same manner as other shares of Common Stock voted by proxy (i.e., by returning the proxy card by mail or voting by telephone or through the Internet as described above). A vote by telephone or through the Internet authorizes JPMorgan and the proxies named on the enclosed proxy card to vote your shares in the same manner as if you marked, signed and returned your proxy card. Therefore, if you vote by telephone or Internet, there is no need to return the proxy card.

After May 2, 2008, all shares of Common Stock held in the Savings Plan and Excess Contribution Plan for which voting instructions have not been received, and all shares not yet allocated to participants’ accounts, will be voted by JPMorgan, as trustee, as directed by the Company, in the same proportion (for or against) as the shares for which instructions are received from participants in these plans. If you fail to return a proxy properly signed or fail to cast your votes by telephone or via the Internet by May 2, 2008, the equivalent shares of Common Stock credited to your Savings Plan and Excess Contribution Plan accounts will be voted by JPMorgan, as trustee, as directed by the Company, in the same proportion as the shares for which instructions were received from other participants in these plans.

The cost of soliciting proxies will be paid by the Company. The Company will, upon request, reimburse brokerage houses, custodians, nominees and others for their out-of-pocket and reasonable clerical expenses incurred in connection with such solicitation. For the purpose of obtaining broad representation at the meeting, Georgeson Inc. has been retained by the Company to assist in the solicitation of proxies at an anticipated cost of approximately $10,000 plus reimbursement of reasonable expenses. Officers and employees of the Company, without being additionally compensated, may also make requests for the return of proxies by letter, telephone or other means or in person.

If you are a registered holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent to receive such material electronically, in the future, when our material is available over the Internet, the package you receive containing your proxy voting card will contain the Internet location where such stockholder communications are available (www.gardnerdenver.com). The material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform the Company otherwise. You may revoke your consent at any time and/or request paper copies of any of these stockholder communications by writing the Company’s transfer agent, National City Bank, Shareholder Services Operations, Locator 5352, P.O. Box 92301, Cleveland, Ohio 44101-4301, or by writing the Company, Attention: Corporate Secretary. Information on our website does not constitute a part of this proxy statement.

To give your consent to receive such material electronically, follow the prompts when you vote by telephone or over the Internet or check the appropriate box located at the bottom of your proxy card when you vote by mail.

PROPOSAL I — ELECTION OF DIRECTORS

The authorized number of directors of the Company is presently fixed at nine. The directors are divided into three classes, with each class having three members. Directors in each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting.

For election as directors at the Annual Meeting of Stockholders to be held on May 6, 2008, the Board of Directors has approved the nominations of Donald G. Barger, Jr., Raymond R. Hipp and David D. Petratis, who are currently directors, to serve for three-year terms expiring in 2011. The Board of Directors believes that the election of these nominees will be in the best interests of the stockholders and, accordingly, recommends a vote FOR election of these nominees, which is Item 1 on the proxy card. Proxies received in response to the Board’s solicitation will be voted FOR election of these nominees for director if no specific instructions are included for Item 1, except for shares held in the Savings Plan and Excess Contribution Plan which shall be voted as set forth in the accompanying proxy. See also “General Information”.

If any one of the nominees becomes unavailable or unwilling for good reason to stand for election, the accompanying proxy will be voted for the election of such person, if any, as shall be recommended by the Board of

Directors, or will be voted in favor of holding a vacancy to be filled by the directors. The Company has no reason to believe that any nominee will be unavailable or unwilling to stand for election.

The following information is provided regarding the nominees for election as a director and each of the other directors who will continue in office after the meeting.

NOMINEES FOR ELECTION

Terms Expiring at the 2011 Annual Meeting of Stockholders

Donald G. Barger, Jr., age 65, has been a director of Gardner Denver, Inc. since its spin-off from Cooper Industries, Inc. (“Cooper”) in April 1994. Mr. Barger served as advisor to the CEO of YRC Worldwide Inc. (“YRCW”), a publicly held company specializing in the transportation of goods and materials, from September 2007 until his retirement in February 2008. Until September 2007, he was Executive Vice President and Chief Financial Officer of YRCW. He joined YRCW’s predecessor company, Yellow Corporation (“Yellow”), in December 2000 as Senior Vice President and Chief Financial Officer. Prior to joining Yellow, he served as Vice President and Chief Financial Officer of Hillenbrand Industries Inc. (“Hillenbrand”), a publicly held company serving the healthcare and funeral services industries, from March 1998 until December 2000. Mr. Barger was also Vice President, Chief Financial Officer of Worthington Industries, Inc., a publicly held manufacturer of metal and plastic products and processed steel products, from September 1993 until joining Hillenbrand. Mr. Barger has a B.S. degree from the United States Naval Academy and an M.B.A. from the University of Pennsylvania, Wharton School of Business. Mr. Barger is a director of the Quanex Corporation, a publicly held manufacturer of engineered materials and components for the vehicular products and building products markets.

Raymond R. Hipp, age 65, has been a director of Gardner Denver, Inc. since November 1998. Since July 2002, Mr. Hipp has served as a strategic alternative and merger and acquisition consultant. Mr. Hipp served as Chairman, President and CEO and a Director of Alternative Resources Corporation, a provider of information technology staffing and component outsourcing, a position he held from July 1998 until his retirement in June 2002. From August 1996 until May 1998, Mr. Hipp was the Chief Executive Officer of ITI Marketing Services, a provider of telemarketing services. Mr. Hipp has a B.S. degree from Southeast Missouri State University.

David D. Petratis, age 50, was appointed a director of Gardner Denver, Inc. in July 2004 and subsequently elected a director in May 2005. Mr. Petratis has been the President and Chief Executive Officer of the North American Operating Division of Schneider Electric, located in Palatine, Illinois, since January 2004. Schneider Electric is headquartered in Paris, France and provides a market-leading brand of electrical distribution and industrial control products, systems and services. Mr. Petratis previously served as the President and Chief Operating Officer of the North American Division of Schneider Electric from December 2002 until his promotion. He was President of MGE Americas, a privately held manufacturer of power supplies, from 1996 through 2002. Mr. Petratis earned a B.A. degree in industrial management from the University of Northern Iowa and an M.B.A. from Pepperdine University. He has held positions on the Board of Directors of the University of California, Irvine Graduate School of Management, the California State (Fullerton) Quality Advisory Board and Project Independence, a community agency in Costa Mesa, California for the developmentally disabled. Mr. Petratis also serves on the Board of Governors of National Electrical Manufacturers Association (NEMA) and the International Electrical Safety Foundation.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THE MEETING

Terms Expiring at the 2009 Annual Meeting of Stockholders

Ross J. Centanni, age 62, was appointed to the position of Executive Chairman of the Board in January 2008. He has served as Chairman of the Board since November 1998 and has been a member of the Board of Directors from the Company’s incorporation in November 1993. In addition, Mr. Centanni served as President and Chief Executive Officer of the Company since its incorporation in 1993 through January 2008. Prior to Gardner Denver’s spin-off from Cooper in April 1994, he was Vice President and General Manager of Gardner Denver’s predecessor, the Gardner-Denver Industrial Machinery Division, where he also served as Director of Marketing from August 1985 to June 1990. He has a B.S. degree in industrial technology and an M.B.A. degree from Louisiana State University. Mr. Centanni is a director of Denman Services, Inc., a privately held supplier of medical products. He is also a member of the Petroleum Equipment Suppliers Association Board of Directors and a member of the Executive Committee of the International Compressed Air and Allied Machinery Committee.

Barry L. Pennypacker, age 47, was appointed President and Chief Executive Officer of Gardner Denver, Inc. in January 2008 and as a director in February 2008. He joined the Company from Westinghouse Air Brake Technologies Corporation (“Wabtec”), a provider of technology-based equipment and services for the rail industry worldwide, where he held a series of Vice President positions with increasing responsibility from 1999 to 2008, most recently as Vice President, Group Executive. Prior to that, he was Director, Worldwide Operations for the Stanley Fastening Systems, an operating unit of Stanley Works, from 1997 to 1999. Mr. Pennypacker also served in a number of senior management positions of increasing responsibility with Danaher Corporation from 1992 to 1997. He holds a B.S. degree in operations management from the Pennsylvania State University and an M.B.A. in operations research from St. Joseph’s University.

Richard L. Thompson, age 68, has been a director of Gardner Denver, Inc. since November 1998. Mr. Thompson served as a Group President and Executive Office Member of Caterpillar Inc. (“Caterpillar”), a publicly held manufacturer of construction machinery and equipment, from 1995 until his retirement in June 2004. He earned a B.S. degree in electrical engineering and an M.B.A. from Stanford University and completed the Caterpillar Advanced Management Program. Mr. Thompson serves as Chairman of the Board of Directors of Lennox International, Inc., a publicly held manufacturer of HVAC and refrigeration equipment, and as a director of NiSource Inc., a publicly held electric and gas utility.

Terms Expiring at the 2010 Annual Meeting of Stockholders

Frank J. Hansen, age 66, has been a director of Gardner Denver, Inc. since June 1997. Mr. Hansen was the President and Chief Executive Officer of IDEX Corporation, a publicly held manufacturer of proprietary fluid handling and industrial products, from April 1999 until his retirement in April 2000. He was President and Chief Operating Officer from January 1998 to April 1999 and Senior Vice President and Chief Operating Officer from July 1994 until January 1998. Mr. Hansen has a B.S. degree in business administration from Portland State University.

Diane K. Schumacher, age 54, has been a director of Gardner Denver, Inc. since August 2000. Mrs. Schumacher served as Senior Vice President, General Counsel and Secretary of Cooper Industries, Ltd. from 1995 to 2003, as Senior Vice President, General Counsel and Chief Compliance Officer from 2003 to August 2006, and presently serves as Special Counsel. Mrs. Schumacher holds a B.A. degree in economics from Southern Illinois University and a J.D. degree from DePaul University College of Law. She serves on the Advisory Board of the College of Business and Administration of Southern Illinois University. Mrs. Schumacher also completed the Harvard Advanced Management Program.

Charles L. Szews, age 51, has been a director of Gardner Denver, Inc. since his appointment by the Board of Directors in November 2006 and subsequently elected a director in May 2007. In October 2007, Mr. Szews was appointed as the President and Chief Operating Officer of Oshkosh Corporation (“Oshkosh”), a specialty vehicle manufacturer. He has been a director of Oshkosh since May 2007. Previously, he served as Executive Vice President and Chief Financial Officer of Oshkosh from 1997 until his appointment and Vice President and Chief Financial Officer from 1996 to 1997. Prior to joining Oshkosh in 1996, Mr. Szews spent eight years with Fort Howard Corporation, a paper manufacturing company, holding a series of positions with increasing responsibility, most recently as Vice President and Controller. Mr. Szews also has ten years of audit experience at Ernst & Young. Mr. Szews holds a B.B.A. degree in comprehensive public accounting from the University of Wisconsin-Eau Claire and was previously a Certified Public Accountant for 28 years.

Retired Director Who Served During 2007*

Thomas M. McKenna, age 70, was a director of Gardner Denver, Inc. since its spin-off from Cooper in April 1994 until his retirement from the Board of Directors in February 2008. Mr. McKenna served as the President of United Sugars Corporation, a marketing cooperative which is one of the nation’s largest sugar marketers to both the industrial and retail markets, from December 1998 until his retirement in December 2002. He was President and Chief Executive Officer of Moorman Manufacturing Company, a privately held manufacturer of agricultural supplies, from August 1993 until January 1998. Mr. McKenna has a B.A. degree from St. Mary’s College and an M.B.A. from Loyola University.

*Pursuant to our director retirement policy, Mr. McKenna retired from the Board of Directors at the February 2008 Board of Directors’ meeting, which was the first meeting following the date Mr. McKenna attained 70 years of age.

BOARD OF DIRECTOR RESPONSIBILITIES, COMPENSATION AND RELATIONSHIPS

Our Board of Directors (the “Board”) held six meetings, including two special meetings, during 2007. Pursuant to our Corporate Governance Policy, each director is expected to attend our annual stockholder meeting. Each director attended our annual stockholder meeting and at least 75% of the Board meetings and meetings of committees of which he or she was a member.

Director Independence

Our Board has adopted categorical standards of independence for its members, a copy of which is attached hereto as Appendix A (“Director Independence Standards”). In accordance with NYSE and Securities and Exchange Commission (“SEC”) rules and guidelines, our Board assesses the independence of its members from time to time. As part of this assessment, the following steps are taken:

•	Our Board reviews the standards of independence in relation to each director’s response to a detailed questionnaire that addresses the director’s background, activities and relationships;

•	Our Board reviews the commercial and other relationships, if any, between our company and each director; and

•	Our Board determines whether or not any director has a material relationship with our company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with our company. In making this determination, our Board broadly considers all relevant facts and circumstances, including:

¡	the nature of the relationship;

¡	the significance of the relationship to our company, the other organization and the individual director;

¡	whether or not the relationship is solely a business relationship in the ordinary course of our company’s and the other organization’s businesses and does not afford the director any special benefits;

¡	any commercial, banking, consulting, legal, accounting, charitable and familial relationships; and

¡	whether a director’s affiliated company and our company engaged in transactions which involved an aggregate amount of payments for products or services greater than $1 million or two percent of the annual consolidated gross revenues of the affiliated company.

Our Board has reviewed the commercial and other relationships between our company and its present directors (including all of the nominees presently standing for election) and members of the directors’ immediate family. Our Board has also reviewed the commercial and other relationships between our company and any entity of which a director or an immediate family member of a director serves as an executive officer, general partner or significant equity holder. After taking into account all relevant facts and circumstances, our Board determined that there were no material relationships, whether industrial, banking, consulting, legal, accounting, charitable or familial, which would impair the independence of any of the directors or nominees, other than Messrs. Centanni and Pennypacker, as noted below. In making this determination, our Board considered that in the ordinary course of business, transactions may occur between our company and companies at which one of the directors or his or her family members are or have been an officer. In each case, the amount of transactions with these companies in each of the last three years was determined to be immaterial and did not approach the thresholds set forth in the Director Independence Standards. In particular, our Board considered a business relationship in the ordinary course of business for freight management services between our company and YRC Logistics, an affiliate of YRCW or YRC Logistics. Our Board determined that our relationship with YRC Logistics was a customary relationship that was carried on in the ordinary course of business on an arms-length basis and that such relationship did not impact Mr. Barger’s independent status under the NYSE corporate governance standards or otherwise interfere with his ability to exercise independence as a director or Audit Committee member.

On the basis of this assessment and the standards for independence adopted by the NYSE and SEC, our Board determined that all of its members (including all of the nominees presently standing for election), other than Mr. Centanni, our Executive Chairman, and Mr. Pennypacker, our President and Chief Executive Officer, are independent. Messrs. Centanni and Pennypacker are not independent because they are both employees of our company.

Board of Directors Committees

Our Board has three standing committees composed exclusively of independent nonemployee directors: the Audit and Finance Committee (“Audit Committee”), the Management Development and Compensation Committee (“Compensation Committee”) and the Nominating and Corporate Governance Committee (“Nominating Committee”). Our Board has adopted written charters for each of theses committees, copies of which are available on the our website at www.gardnerdenver.com. Copies of each such charter are also available in print to any stockholder upon request in writing to our Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400. Information on our website does not constitute a part of this proxy statement.

The Audit and Finance Committee. Our Audit Committee, currently composed of Donald G. Barger, Jr., Chairperson, Raymond R. Hipp, David D. Petratis and Charles L. Szews, held eleven meetings during 2007, including seven telephonic meetings prior to the release of earnings and regulatory filings. Thomas M. McKenna served on our Audit Committee during 2007 and until February 19, 2008, at which time he retired from our Board.

Our Board has determined that all members of our Audit Committee are independent, pursuant to NYSE listing standards and SEC guidelines. Our Board has also determined that Donald G. Barger, Jr. and Charles L. Szews are both audit committee financial experts, as that term is defined in SEC rules. Our Board adopted a written charter for our Audit Committee, which is available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

The purpose of our Audit Committee is to assist our Board (with particular emphasis on the tone at the top of the company) in fulfilling its oversight responsibilities with respect to:

•	The integrity of our financial statements and financial information provided to stockholders and others;

•	The adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting;

•	The adequacy and effectiveness of our financial reporting principles and policies;

•	The adequacy and effectiveness of our internal and external audit processes;

•	The adherence to our regulatory compliance policies and procedures;

•	Our compliance with legal and regulatory requirements; and

•	Our independent registered public accounting firm’s (independent auditors’) qualifications and independence.

The specific functions of our Audit Committee include, among other things:

•	Appointment, retention, discharge, oversight and compensation of our independent auditors, including resolution of any disagreements between management and our independent auditors regarding financial reporting;

•	Review of the planned scope and results of the internal auditors’ and independent auditors’ respective annual audits and examinations of our financial results;

•	Approve in advance all non-audit services to be provided by, and estimated fees of, our independent auditors, subject to certain exceptions;

•	Receive and review, at least annually, reports from our independent auditors with respect to: (i) critical accounting policies and practices used by us in the preparation of its financial statements, (ii) alternative treatments of financial information within generally accepted accounting principles, including the ramifications of the use of any alternative disclosures and treatments, and (iii) any other material written communications between the independent auditors and management;

•	Review with the independent auditors any problems or difficulties with the audit, including, among other things, significant disagreements with management, any “management” or “internal control” letter issued or proposed to be issued, responsibilities, budget and staff issues and management’s response;

•	At least annually, obtain and review a report by the independent auditors describing the independent auditors’ independence and internal quality control procedures, and make a determination regarding the independent auditors’ independence;

•	Obtain and review copies of any peer reviews of our company’s accounting firm and take any necessary steps in connection therewith;

•	Receive the annual report from the independent auditors regarding our internal control over financial reporting and review such report with our management;

•	Review and discuss with management, the internal audit department and the independent auditors our financial statements, including, among other things: (i) our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” (ii) any significant changes in our selection or application of accounting principles, and major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant deficiencies and material weaknesses, and (iii) the effect of regulatory and accounting initiatives on the financial statements;

•	Establish procedures for the receipt, retention, treatment and handling of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns and complaints regarding questionable accounting, internal controls and procedures for financial reporting or auditing matters;

•	Oversight of our benefits committee in its establishment of investment objectives, policies and performance criteria for the management of our retirement and benefit plan assets;

•	Monitor compliance with our Code of Ethics and Business Conduct Policy;

•	Review information concerning environmental, legal and other matters which may represent material financial exposure or risk to our company;

•	Establish clear hiring policies for employees or former employees of our independent auditor; and

•	Report regularly to our Board and review with our Board any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal and regulatory requirements, the performance and independence of our independent auditors, or the performance of the internal audit function.

Our Audit Committee has authority to retain outside financial and legal advisors to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of our independent auditors and our Audit Committee’s other outside advisors.

The Management Development and Compensation Committee. Our Compensation Committee, currently composed of Richard L. Thompson, Chairperson, Frank J. Hansen and Diane K. Schumacher, held three meetings during 2007. Thomas M. McKenna served on the Compensation Committee during 2007 and until February 19, 2008, at which time he retired from our Board. Our Board has determined that all members of the Compensation Committee are independent, pursuant to NYSE and SEC guidelines. Our Board adopted a written charter for the Compensation Committee, which is available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

The purpose of our Compensation Committee is to assist our Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. The specific functions of our Compensation Committee include, among other things:

•	Review and consult with our Chief Executive Officer concerning selection of officers, management succession planning, executive performance, organizational structure and matters related thereto and assist the Chief Executive Officer in developing recommendations concerning the same from time to time for Board consideration;

•	Recommend to our Board one or more candidates for Chief Executive Officer in the event the position becomes vacant;

•	Establish from time to time reasonable short-term and long-term compensation for services to our company by our executive officers which shall include the following tasks:

¡	to establish compensation, incentive compensation and bonuses, deferred compensation, pensions, insurance, death benefits and other benefits;

¡	to administer our stock and compensation plans as adopted by our Board, and to amend or restate any such plan to the extent deemed appropriate for incorporating therein non-substantive points or substantive matters expressly mandated by law; and

¡	to review and approve corporate goals relevant to executive officer compensation, including that of the Chief Executive Officer;

•	Evaluate executive officer performance, including the Chief Executive Officer, and set their compensation in light of the achievement of such goals and such other factors and requirements as our Compensation Committee shall deem relevant or appropriate;

•	Report to our Board on the results of reviews and conferences and submit to our Board any recommendations our Compensation Committee may have from time to time;

•	Report executive compensation in our annual proxy statement or annual report on Form 10-K; and

•	Review and assess our employee benefit plans and programs from time to time.

Our Compensation Committee has authority to retain executive compensation consulting firms and other consultants, including outside financial and legal advisors, to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of such advisors. During 2007, at our Compensation Committee’s direction, we hired Hewitt Associates LLC (“Hewitt”), an independent executive and nonemployee director compensation consultant. Hewitt was retained to evaluate and make recommendations to our Compensation Committee regarding our executive compensation philosophy and practice. Also at our Compensation Committee’s direction, we retained Mercer, LLC an independent executive and nonemployee director compensation consultant, to evaluate and make recommendations to our Compensation Committee regarding the compensation of our Executive Chairman position.

The Nominating and Corporate Governance Committee. The Nominating Committee, currently composed of Diane K. Schumacher, Chairperson, Frank J. Hansen and Richard L. Thompson, held three meetings, including one special meeting, during 2007. Our Board has determined that all members of our Nominating Committee are independent, pursuant to NYSE and SEC guidelines. Our Board adopted a written charter for our Nominating Committee, which is available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

The purpose of our Nominating Committee is to make recommendations to our Board on director nominees, Board practices and corporate governance practices and principles. The specific functions of our Nominating Committee include, among other things:

•	Review with management and evaluate the overall effectiveness of the organization of our Board, including its incumbent members, lead independent nonemployee director, size and composition, and the conduct of its business, and make appropriate recommendations to our Board with regard thereto;

•	At least annually, review the Chairpersons and membership of the various Board committees and make recommendations with regard thereto;

•	Develop, maintain and review on an annual basis criteria and procedures for the identification and recruitment of candidates for election to serve as directors, and make appropriate recommendations with regard thereto to our Board and, as appropriate, to our stockholders;

•	Identify individuals qualified to become Board members, consistent with the criteria approved by our Board;

•	Recommend to our Board new candidates for election to our Board and the director nominees for the next annual meeting of stockholders;

•	Review the appropriateness and adequacy of information supplied to directors prior to and during Board meetings;

•	Consider from time to time the overall relationship of, and oversee the evaluation of, directors and management;

•	Review from time to time compensation (including benefits) for services to us by our directors, and make recommendations with regard thereto to our Board;

•	Develop and recommend to our Board a set of corporate governance principles applicable to our company;

•	Review and assess changes, if any, in any of the director’s relationships, affiliations, employment or other board or public service and the corresponding impact on the independence of such director; and

•	Develop an orientation program for new directors and a continuing education program for all Board members.

Our Nominating Committee has authority to retain independent third-party search firms and outside financial and legal advisors to assist it in meeting any of the above obligations, as necessary and appropriate, and to ensure that we provide appropriate funding to pay the fees and expenses of such advisors. At our Nominating Committee’s direction, we hired Hewitt to evaluate and make recommendations to our Nominating Committee for our 2007 nonemployee director compensation. Also at our Nominating Committee’s direction, we retained Heidrick & Struggles, a senior-level executive search consultant, to assist our Board in the executive search for potential President and Chief Executive Officer candidates.

Our Nominating Committee must review with our Board, on at least an annual basis, the requisite qualifications, independence, skills and characteristics of Board candidates, members and our Board as a whole. When assessing potential new directors, our Nominating Committee considers individuals from various and diverse backgrounds. While the selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, our Nominating Committee believes that candidates generally should, at a minimum, meet the following criteria:

•	Candidates should possess broad training, experience and a successful track record at senior policy-making levels in business, government, education, technology, accounting, law and/or administration;

•	Candidates should also possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of all stockholders;

•	Candidates should have an inquisitive and objective perspective, strength of character and the mature judgment essential to effective decision-making;

•	Candidates should possess expertise that is useful to our company and complementary to the background and experience of other Board members; and

•	Candidates must be willing and free to commit necessary time to serve effectively as a Board member, including attendance at committee meetings.

Our Nominating Committee will consider such candidates if a vacancy arises or if our Board decides to expand its membership, and at such other times as our Nominating Committee deems necessary or appropriate. Our Nominating Committee will consider stockholder recommendations for candidates for our Board, provided such candidates meet the minimum criteria stated above. Any stockholder wishing to submit a candidate for consideration should send the following information to the Corporate Secretary, Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305:

•	Stockholder’s name, number of shares of our common stock owned, length of period held and proof of ownership;

•	Name, age and address of candidate;

•	A detailed resume describing, among other things, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.);

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board and documents his/her ability to satisfy the director qualifications described above;

•	Any information relating to the candidate that is required by the rules and regulations of the NYSE and the SEC to be disclosed in the solicitation of proxies for election of directors;

•	A description of any arrangements or understandings between the stockholder and the director; and

•	A signed statement from the candidate, confirming his/her willingness to serve on our Board.

Our Corporate Secretary will promptly forward such materials to the Chairperson of our Nominating Committee and to our Executive Chairman of the Board. The same criterion applies with respect to our Nominating Committee’s evaluation of all candidates for membership to our Board, including candidates recommended by stockholders. However, separate procedures will apply, as provided in our Bylaws, if a stockholder wishes to submit at an annual meeting a director candidate who is not approved by our Nominating Committee or our Board.

Compensation of Directors

Annually, our Nominating Committee reviews and establishes the compensation of our nonemployee directors and makes a recommendation to our Board. At our Nominating Committee’s direction, we retained Hewitt to evaluate and make recommendations to our Nominating Committee regarding our nonemployee directors’ compensation for 2007. Hewitt reviewed our nonemployee directors’ annual cash and equity compensation to ensure our compensation program was appropriate for the increased level of responsibility our Board has assumed in today’s corporate governance environment and remained competitive relative to our custom peer group. For a list of companies included in our custom peer group, please see the “Benchmarking” discussion on page 20.

To determine the competitiveness of our nonemployee director compensation program and the comparator companies, Hewitt measured each component of pay at the current dollar value. Hewitt reviewed our Board retainer and meeting fees, committee meeting fees, equity program (stock options and our Phantom Stock Plan) and the overall net compensation in comparison with our custom peer group. Although, we do not pay our nonemployee directors committee retainer fees, some companies in our custom peer group do, so this was also included in Hewitt’s overall analysis. Hewitt provided a summary of their analysis for each compensation element of compensation paid to our nonemployee directors in comparison with our custom peer group.

The Hewitt nonemployee director compensation report found that our total retainer and fees (annual retainer plus Board and committee meeting fees) were substantially below market. Specifically, our cash compensation was forty-two percent (42%) below our custom peer group’s average and thirty-four percent (34%) below the custom peer group median. Hewitt advised that this could be traced primarily to the posture of the annual retainer and committee meeting fee structure. In addition, the Hewitt report noted the increasing prevalence of restricted stock grants for nonemployee directors.

Our Nominating Committee evaluated Hewitt’s nonemployee director compensation report and assessed whether the current pay mix levels were appropriate in relation to the increased activity expectations for our nonemployee directors. After fully analyzing the current state of our nonemployee director compensation, our Nominating Committee recommended to our Board the following changes, which were approved and became effective on May 1, 2007:

•	Increase our Board retainer from $28,000 to $40,000 (the custom peer group median);

•	Grant options valued at approximately $46,000 calculated using the Black-Scholes methodology, with the number of shares rounded to an even number (e.g. 3,600) which effectively decreases the number of options granted to each nonemployee director; and

•	Grant restricted stock valued at approximately $46,000 to each nonemployee director.

Beginning May 2007, our nonemployee directors each received an annual retainer of $40,000. Additionally, nonemployee directors received meeting attendance fees of $1,250 per Board meeting and $1,000 per committee meeting. Members of our Audit Committee received a $500 attendance fee for each quarterly earnings and SEC disclosure teleconference call meeting. Our Lead Nonemployee Director and the Chair of our Audit Committee each received an additional annual retainer of $7,500, and the Chairs of our Compensation Committee and Nominating Committee received an additional annual retainer of $5,000. Directors are also reimbursed for reasonable expenses incurred in connection with attending Board and committee meetings.

In recognition of the substantial efforts Mr. Hansen and Mr. Thompson expended during the President and Chief Executive Officer search process, our Board authorized a special one-time committee fee of $20,000 for each Mr. Hansen and Mr. Thompson in December 2007.

Our Phantom Stock Plan for Outside Directors, which is an unfunded plan, has been established to more closely align the interests of the nonemployee directors and our stockholders by increasing each nonemployee director’s proprietary interest in our company in the form of “phantom stock units.”

Under our Phantom Stock Plan, we credit the equivalent of $7,000 annually, in equal quarterly amounts, to the phantom stock unit account of each nonemployee director. Phantom stock units are credited in equal quarterly amounts divided by the average closing price per share of our common stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. Each nonemployee director may also elect to defer all or some portion of his or her annual director’s fees under the Phantom Stock Plan and have such amount credited on a quarterly basis as phantom stock units, based on the average closing price per share of our common stock during the 30 trading days immediately preceding (but not including) the last business day of such fiscal quarter as reported on the composite tape of the NYSE. If we were to pay dividends, dividend equivalents would be credited to each nonemployee director’s account on the dividend record date.

The fair market value of a director’s account will be distributed as a cash payment to the director, or his or her beneficiary, on the first day of the month following the month in which the director ceases to be a director for any reason. Alternatively, a director may elect to have the fair market value of his or her account distributed in twelve or fewer equal monthly installments, or in a single payment on a predetermined date within one year after he or she ceases to be a director, but without interest on the deferred payments. The fair market value of a director’s account is determined by reference to the average closing price per share for our common stock during the 30 trading days immediately preceding the date the director ceases to be a director. The following table summarizes the number of phantom stock units credited to each nonemployee director as of March 7, 2008.

Phantom Stock
Name	Units*

Donald G. Barger, Jr.	13,622
Frank J. Hansen	5,199
Raymond R. Hipp	8,408
David D. Petratis	6,821
Diane K. Schumacher	3,523
Charles L. Szews	1,606
Richard L. Thompson	15,214

Total	54,393

*	Prior to his retirement on February 19, 2008, Mr. McKenna owned 34,788 phantom stock units. Pursuant to our Phantom Stock Plan, the value of the phantom stock units were distributed to Mr. McKenna on March 3, 2008, the first business day of the month following his retirement.

Pursuant to the Gardner Denver, Inc. Amended and Restated Long-Term Incentive Plan (the “Incentive Plan”), for 2007, our Board granted each nonemployee director 1,400 shares of restricted stock and options to purchase 3,600 shares of our common stock, on the day following the 2007 Annual Stockholders Meeting.

The restricted stock granted in 2007 to our nonemployee directors will vest in three (3) years from the date of grant provided the nonemployee director continues to serve as a member of our Board of Directors on such date, and has continuously served on our Board of Directors since the date of grant.

All of the shares of restricted stock which have not previously become transferable by the director shall be forfeited on the date on which the director’s service to our company terminates. The restricted stock awardees are entitled to all dividends and vote the shares of restricted stock while subject to the forfeiture restrictions. If a person ceases to be a nonemployee director by virtue of death, disability or retirement, the restricted stock will vest immediately and become free of all transfer restrictions. Additionally, upon the occurrence of a change of control, as defined in the Incentive Plan, these restricted stock will be deemed fully vested.

The exercise price of the 2007 nonemployee director options is the fair market value of our common stock on the date of grant, which is determined by the market close price for our common stock on the date of grant. The exercise price of all options granted prior to May 2, 2007 was the average of the high and low market prices for our common stock on the date of grant. Nonemployee director stock options become exercisable on the first anniversary of the date of grant and terminate upon the expiration of five years from such date. If a person ceases to be a nonemployee director by virtue of disability or retirement, after having completed at least one three-year term, outstanding options generally remain exercisable for a period of five years but not later than the expiration date of the options. If a person ceases to be a nonemployee director by virtue of death or dies during the five-year exercise period after disability or retirement described above, outstanding options generally remain exercisable for a period of one year but not later than the expiration date of the options. If a nonemployee director’s service terminates for any other reason, options not then exercisable are canceled and options that are exercisable may be exercised at any time within ninety days after such termination but not later than the expiration date of the options. Additionally, upon the occurrence of a change of control, as defined in the Incentive Plan, these options will be canceled in exchange for a cash payment equal to the appreciation in value of the options over the exercise price as set forth in the Incentive Plan. For a further description of the change in control provision under the Incentive Plan, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 41.

2008 Nonemployee Director Compensation Plan

In February 2008, the Nominating Committee reviewed our Nonemployee Director Compensation Plan and determined that it was appropriate to retain the 2007 compensation levels for 2008, the details of which are discussed above. Based on information provided by Hewitt, our Nominating Committee compared the benefits of restricted stock and restricted stock units and recommended that the nonemployee directors be awarded restricted stock units in 2008 in lieu of restricted stock.

DIRECTOR COMPENSATION TABLE

The following table presents compensation earned by each nonemployee member of our Board of Directors for 2007.

								Change in
								Pension
								Value and
	Fees Earned							Nonqualified
	or Paid in		Stock		Option		Non-Equity	Deferred
	Cash		Awards		Awards		Incentive Plan	Compensation	All Other
Name	($)(1),(2)		($)(4),(5)		($)(7),(8),(9)		Compensation($)	Earnings($)	Compensation($)	Total($)

Donald G. Barger, Jr.	$59,000		$18,895		$64,673		$0	$0	$0	$142,568
Frank J. Hansen	$77,500	(3)	$18,895		$64,673		$0	$0	$0	$161,068
Raymond R. Hipp	$51,000		$18,895		$64,673		$0	$0	$0	$134,568
Thomas M. McKenna	$54,000		$60,648	(6)	$78,593	(6)	$0	$0	$0	$193,241
David D. Petratis	$51,000		$18,895		$64,673		$0	$0	$0	$134,568
Diane K. Schumacher	$55,000		$18,895		$64,673		$0	$0	$0	$138,568
Charles L. Szews	$51,500		$18,895		$27,502		$0	$0	$0	$97,897
Richard L. Thompson	$74,000	(3)	$21,170	(6)	$64,673		$0	$0	$0	$159,843

(1)	Beginning in May 2007, each nonemployee director received an annual retainer of $40,000. Because the annual retainer is paid in quarterly increments, each nonemployee director received a total annual retainer of $37,000 for 2007. Additionally, nonemployee directors received meeting attendance fees of $1,250 per Board meeting and $1,000 per committee meeting. Members of our Audit Committee received a $500 attendance fee for each quarterly earnings and SEC disclosure teleconference call meeting. Our Lead Nonemployee Director and the Chair of our Audit Committee each received an additional annual retainer of $7,500, and the Chairs of our Compensation Committee and Nominating Committee received an additional annual retainer of $5,000.

(2)	This amount includes annual director fees that were deferred into our Phantom Stock Plan. Messrs. Barger, Hipp, McKenna, Petratis, Szews and Thompson deferred $59,000, $5,000, $54,000, $51,000, $51,500 and $13,000, respectively.

(3)	In recognition of the substantial efforts Mr. Hansen and Mr. Thompson expended during the President and Chief Executive Officer search process, our Board authorized a special one time committee fee of $20,000 for each Mr. Hansen and Mr. Thompson in December 2007.

(4)	Each nonemployee director was granted $7,000 annually for our Phantom Stock Plan which was credited to their account. In addition to the annual grant, the directors referenced in footnote (2) also deferred a portion of their annual fees earned into their account.

(5)	On May 2, 2007, our nonemployee directors were granted 1,400 shares of restricted stock, with a fair market value of $38.32 per share. The restricted stock awards granted during 2007 were valued at the market close price of our common stock on the date of grant and cliff vest three years after the date of grant.

(6)	Because of the proximity of the ages of Mr. McKenna and Mr. Thompson to our Board’s mandatory retirement age on the grant date, we are required pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 123(R) “Share-based Payments” to recognize the compensation cost of their restricted stock award in a shorter period of time instead of ratably over the three year vesting period. In addition, due to Mr. McKenna’s retirement in February 2008, we are required pursuant to SFAS No. 123(R) to recognize the compensation cost of his 2007 stock option award in a shorter period of time instead of ratably over the one year vesting period. The compensation reported reflects this treatment.

(7)	The option award value represents compensation expense recorded by our company in 2007. In accordance with SEC rules, this amount excludes forfeitures for service based vesting conditions. Each nonemployee director, except Mr. Szews who did not receive options during 2006, was granted 9,000 options with an exercise price of $38.59 on May 3, 2006, and 3,600 options with an exercise price of $38.32 on May 2, 2007. Due to the vesting schedule, we recorded compensation expense pertaining to each of these grants during 2007.

(8)	Amounts calculated using the provisions of SFAS No. 123(R). We adopted SFAS No. 123(R) using the modified prospective transition method effective January 1, 2006. See Note 13 “Stock-based Compensation Plans” of the consolidated financial statements in our Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(9)	The grant date fair market value of the option awards, calculated using the Black-Scholes methodology, granted to our nonemployee directors on May 2, 2007 was $11.51 per option granted with an aggregate fair market value of $41,422 for each nonemployee director’s total option award.

Outstanding Equity Awards at Fiscal Year-End Owned by Our Nonemployee Directors

Our nonemployee directors have been previously granted equity awards in the form of stock options and restricted stock pursuant to our Incentive Plan. The following table presents information regarding outstanding stock option and restricted stock awards as of December 31, 2007. Each share of common stock is entitled to one vote.

	Option Awards						Stock Awards
									Equity
			Equity						Incentive	Equity
			Incentive						Plan Awards:	Incentive
			Plan Awards:					Market	Number of	Plan Awards:
	Number of	Number of	Number of				Number of	Value of	Unearned	Market or
	Securities	Securities	Securities				Shares or	Shares or	Shares,	Payout Value
	Underlying	Underlying	Underlying				Units of	Units of	Units or	of Unearned
	Unexercised	Unexercised	Unexercised				Stock That	Stock That	Other Rights	Shares, Units
	Options	Options	Unearned	Option		Option	Have Not	Have Not	That Have	or Other Rights
	Exercisable	Unexercisable	Options	Exercise		Expiration	Vested	Vested	Not Vested	That Have
Name	(#)	(#)	(#)	Price($)		Date	(#)(5)	($)(11)	(#)	Not Vested($)

Donald G. Barger, Jr.	9,000	0		$13.43	(1)	5/5/2009
	9,000	0		$19.00	(2)	5/4/2010
	9,000	0		$38.59	(3)	5/3/2011
	0	3,600		$38.32	(4)	5/2/2012
							1,400	$46,200
Frank J. Hansen	9,000	0		$38.59	(3)	5/3/2011
	0	3,600		$38.32	(4)	5/2/2012
							1,400	$46,200
Raymond R. Hipp	9,000	0		$9.86	(6)	5/7/2008
	9,000	0		$13.43	(1)	5/5/2009
	9,000	0		$19.00	(2)	5/4/2010
	9,000	0		$38.59	(3)	5/3/2011
	0	3,600		$38.32	(4)	5/2/2012
							1,400	$46,200
Thomas M. McKenna	9,000	0		$38.59	(3)	5/3/2011
	0	3,600		$38.32	(4)	5/2/2012
							1,400	$46,200
David D. Petratis	9,000	0		$19.00	(2)	5/4/2010
	9,000	0		$38.59	(3)	5/3/2011
	0	3,600		$38.32	(4)	5/2/2012
							1,400	$46,200
Diane K. Schumacher	9,000	0		$19.00	(2)	5/4/2010
	9,000	0		$38.59	(3)	5/3/2011
	0	3,600		$38.32	(4)	5/2/2012
							1,400	$46,200
Charles L. Szews	0	3,600		$38.32	(4)	5/2/2012
							1,400	$46,200
Richard L. Thompson	9,000	0		$9.86	(6)	5/7/2008
	9,000	0		$13.43	(1)	5/5/2009
	9,000	0		$19.00	(2)	5/4/2010
	9,000	0		$38.59	(3)	5/3/2011
	0	3,600		$38.32	(4)	5/2/2012
							1,400	$46,200

(1)	Pursuant to the Incentive Plan, these options were granted on May 5, 2004, vested in one year on May 5, 2005 and expire on May 5, 2009.

(2)	Pursuant to the Incentive Plan, these options were granted on May 4, 2005, vested in one year on May 4, 2006 and expire on May 4, 2010.

(3)	Pursuant to the Incentive Plan, these options were granted on May 3, 2006, vested in one year on May 3, 2007 and expire on May 3, 2011.

(4)	Pursuant to the Incentive Plan, these options were granted on May 2, 2007, vest in one year on May 2, 2008 and expire on May 2, 2012.

(5)	On May 2, 2007, our Compensation Committee awarded restricted stock grants of our common stock having a fair market value based on the close price on such date of $38.32 per share. The award recipients have the right to vote and to receive dividends with respect to these shares, but are required to remain a nonemployee director until May 2, 2010 as a condition to the vesting of these shares and the removal of the transfer restrictions.

(6)	Pursuant to the Incentive Plan, these options were granted on May 7, 2003, vested in one year on May 7, 2004 and expire on May 7, 2008.

Stockholder Communication with Directors

Our Board has adopted the following procedures for stockholders to send communications to our Board, individual directors and/or committee chairs.

Stockholders and other interested persons seeking to communicate with our Board or any individual director should submit their written comments to our Corporate Secretary, Gardner Denver, Inc., 1800 Gardner Expressway, Quincy, Illinois 62305. Such persons who prefer to communicate by e-mail should send their comments to CorporateSecretary@gardnerdenver.com. Our Corporate Secretary will then forward all such communications (excluding routine advertisements and business solicitations) to each member of our Board, or the applicable individual director(s) and/or committee chairperson(s). Subject to the following paragraph, our Executive Chairman of the Board will receive copies of all stockholder communications, including those addressed to individual directors and/or committee chairpersons, unless such communications address allegations of misconduct or mismanagement on the part of the Executive Chairman. In such event, our Corporate Secretary will first consult with and receive the approval of our Audit Committee Chairperson before disclosing or otherwise discussing the communication with our Executive Chairman of the Board.

If a stockholder communication is addressed exclusively to our nonemployee directors, our Corporate Secretary will first consult with and receive the approval of the Chairperson of our Nominating Committee before disclosing or otherwise discussing the communication with directors who are members of management.

We reserve the right to screen materials sent to our directors for potential security risks and/or harassment purposes.

Stockholders also have an opportunity to communicate with our Board of Directors at our annual meeting of stockholders. Pursuant to our Corporate Governance Policy, each director is expected to attend the Annual Meeting in person and be available to address questions or concerns raised by stockholders, subject to occasional excused absences due to illness or unavoidable conflicts.

CORPORATE GOVERNANCE

Corporate Governance Policy

Our Board has adopted a policy regarding Corporate Governance, which is available on our website at www.gardnerdenver.com. Information contained on our website does not constitute a part of this proxy statement. A copy of such policy is available in print to any stockholder upon request in writing to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400. The objective of this policy is to ensure that our Board maintains its independence, objectivity and effectiveness in fulfilling its responsibilities to our stockholders. The policy establishes the criteria and requirements for:

•	selection and retention of directors;

•	the procedures and practices governing the operation and compensation of our Board; and

•	the principles under which management shall direct and operate the business of our company and our subsidiaries.

The policy provides that the majority of our Board should be independent based on the independence standards of the NYSE, with varied and complementary backgrounds, and interlocking directorships are prohibited. Directors may serve on the boards of directors of no more than four for-profit organizations, including our company, and members of our Audit Committee may serve on the audit committees of no more than three for-profit organizations, including our company. The policy specifies that a nonemployee director will retire at the next regular meeting of the Board following the date he or she attains 70 years of age, and that, at any one time, no less than 50% of the number of nonemployee directors shall be actively engaged in business as an employee, consultant, director (other than for our company) or in a similar capacity for a minimum of 250 hours per year.

Lead Nonemployee Director

On November 12, 2002, our Board appointed Mr. Frank J. Hansen to serve as our Lead Nonemployee Director. In this capacity, Mr. Hansen fulfills the duties of the Executive Chairman of the Board at Board meetings as president pro tem when the Executive Chairman is unavailable, and leads the discussion of independent nonemployee directors during executive sessions of the independent nonemployee directors.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct Policy or Code of Ethics, which is available on our website at www.gardnerdenver.com that applies to all members of our Board and all executive officers and employees of our company. Information on our website does not constitute a part of this proxy statement. In addition, under the charter of our Audit Committee, the Chief Executive Officer and Chief Financial Officer, among others, are required to certify annually their adherence to our Code of Ethics, which is attached to the Audit and Finance Committee Charter available on our website. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to or waivers of our Code of Ethics mandated by our Audit Committee by posting such information on our website at www.gardnerdenver.com. A copy of our Code of Ethics and Audit Committee Charter are available in print to any stockholder upon request in writing to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305 or by telephone to 217-222-5400.

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of March 7, 2008, with respect to the beneficial ownership of our common stock by (a) each director, (b) our Executive Chairman, (c) our President and Chief Executive Officer, (d) our Chief Financial Officer, (e) each of our other “named executive officers” and (f) all directors and named executive officers as a group.

	Direct	Indirect	Percent of
Name of Beneficial Owners	Ownership(1),(2),(3),(4)	Ownership(5)	Class

Directors
Donald G. Barger, Jr.	50,113		*
Ross J. Centanni (Executive Chairman)	944,007	49,621	1.9%
Frank J. Hansen	14,000	27,580	*
Raymond R. Hipp	60,364		*
Barry L. Pennypacker	0	21	*
David D. Petratis	23,000		*
Diane K. Schumacher	60,876		*
Charles L. Szews	5,000		*
Richard L. Thompson	41,000	39,400	*
Other Named Executive Officers
Helen W. Cornell	137,131	105,063	*
Tracy D. Pagliara	57,886	8,140	*
J. Dennis Shull	54,649	22,489	*
Richard C. Steber	44,186	4,911	*
All directors and executive officers as a group	1,492,212	257,225	3.3%

*	Less than 1%

(1)	Each beneficial owner has sole voting and investment power with respect to all shares, except as indicated below.

(2)	Includes shares that could be acquired by the exercise of stock options granted under our Incentive Plan that are currently exercisable or exercisable within 60 days after March 7, 2008, as follows: 30,600 shares for Mr. Barger; 676,401 shares for Mr. Centanni; 12,600 shares for Mr. Hansen; 30,600 shares for Mr. Hipp; 21,600 shares for Mr. Petratis; 21,600 shares for Mrs. Schumacher; 3,600 for Mr. Szews; 39,600 shares for Mr. Thompson; 127,017 shares for Mrs. Cornell; 19,301 shares for Mr. Pagliara; 29,617 shares for Mr. Shull; 10,400 shares for Mr. Steber; and 1,022,936 shares for the group.

(3)	In addition to the shares reported in this table, all nonemployee directors own phantom stock units as disclosed above. Phantom stock units are included in determining whether individuals meet our stock ownership requirements.

(4)	Includes unvested shares of restricted stock granted pursuant to our Incentive Plan as to which the beneficial owner has the right to vote and receive dividends, as follows: 1,400 shares for each nonemployee director, 41,600, 6,800, 6,350, 4,250 and 9,050 shares for Messrs. Centanni, Pagliara, Shull and Steber and Mrs. Cornell, respectively.

(5)	Indirect ownership includes shares (i) owned by the director, executive officer or spouse as a trustee of a trust; and (ii) owned by the executive officer in our Retirement Savings Plan.

Beneficial Ownership

The following table lists all persons known to be the beneficial owner of more than 5% of our outstanding common stock as of December 31, 2007.

	Number of	Percent of
Name and Address	Shares	Class

Barclays Global Investors, N.A.	4,384,119	8.2%
Royce & Associates, L.L.C.	3,941,600	7.4%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of our company. Our insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. As a practical matter, we assist our directors and executive officers by monitoring transactions and completing and filing Section 16(a) forms on their behalf. We believe that all reports required to be filed by insiders during the fiscal year ended December 31, 2007 were filed in a timely manner and were accurate in all material respects.

COMPENSATION DISCUSSION & ANALYSIS

An Overview of our Executive Compensation Philosophy and Program

The quality of our senior executives is instrumental to our overall performance and the creation and retention of long-term stockholder value. To attract, retain and motivate high quality executives, we have developed an executive compensation program that strives to provide competitive pay, reward achievement of financial and strategic objectives and align the interests of our executives with those of our stockholders. We compensate our executive officers based on the scope of their responsibilities, the achievement of specific annual objectives and our annual and longer term performance. To achieve these goals, we use a combination of compensation elements, including base salary, annual bonuses, and long-term incentives in the form of stock option grants, restricted stock, restricted stock units and long-term cash bonuses, all of which are discussed in further detail below.

Annually, our Compensation Committee reviews and establishes the compensation and benefits of our executives, including base salaries, annual bonus opportunities and awards under our Incentive Plan. At our Compensation Committee’s direction, we hired Hewitt to evaluate and make recommendations to our Compensation Committee regarding our executive compensation philosophy and practices for 2007. Hewitt reviewed our executive officers’ annual compensation and long-term incentives, for competitiveness with 22 other publicly held industrial manufacturing companies with median annual revenues of $2.4 billion, which we refer to as our custom peer group and discuss in further detail below, and a general industry group.

Our executive compensation philosophy serves as a blueprint for the total compensation design and targeted opportunity value to be provided to our executives. Our Compensation Committee periodically reviews the compensation philosophy to ensure that it is aligned with our business strategies and objectives. Before making a final evaluation of our existing compensation program philosophy, our Compensation Committee had extensive discussions regarding the following matters:

•	The appropriate executive compensation philosophy in light of our current size, strategic plan and market developments;

•	Market trends with respect to the different type and mix of long-term incentive vehicles such as stock options, stock appreciation rights, restricted stock, restricted stock units and stock and cash performance plans;

•	The rationale and methodology for the development of our custom peer group;

•	The use of regression analysis in determining market values; and

•	The value of restricted stock as a vehicle to retain key employees and drive performance.

In light of the findings of the Hewitt review and our aggressive growth strategy and historical performance in relation to such strategy, our Compensation Committee elected to modify its existing executive compensation program philosophy. Our new compensation philosophy for 2007, as approved at the November 15, 2006 meeting, is that (a) the target annual cash compensation (base salary and annual bonus) of our executive officers be based on the 50th percentile of the competitive market (as opposed to the 60th percentile in 2006); and (b) the total compensation opportunity for such officers be based on the 60th percentile of the competitive market (as opposed to 70th percentile in 2006).

In evaluating the performance of our executive officers, our Compensation Committee considered our overall performance, each individual’s performance and contribution to our overall performance, internal parity and the individual breadth of responsibility. Our Compensation Committee reviews internal compensation parity among our executive officers based on each executive’s level of responsibilities and how their compensation compares to pay relationships in the market data provided by Hewitt. While our Compensation Committee monitors these compensation relationships, it does not target any specific compensation ratios. Annually, our Compensation Committee establishes performance goals and maximum bonus opportunities for executive officers. At our first Compensation Committee meeting after the fiscal year-end, our Compensation Committee reviews the achievement of each performance goal for the previous year and determines the bonus award payments for each executive.

In reviewing the performance of our executive officers and determining the compensation for 2007, our Compensation Committee also had private discussions with Mr. Centanni, our Executive Chairman of the Board (who also served as President and Chief Executive Officer until January 2008) concerning the other executive officers’ performance and the strengths and weaknesses of executive management and other key members of management. Our Compensation Committee took into account Mr. Centanni’s assessment of the other executive officers’ performance in determining performance goals and the total compensation package offered to each executive officer.

Our Compensation Committee also determined our Chief Executive Officer’s base salary, annual bonus and long-term incentive awards for 2007 in the manner described above. In addition, the Compensation Committee also considered Mr. Centanni’s individual performance for purposes of the annual bonus. Individual goals agreed upon between our Compensation Committee and Mr. Centanni included:

•	Complete various rationalization projects in accordance with the plans presented to our Board;

•	Improve the profitability of under-performing businesses;

•	Evaluate the financial return generated by agreed upon business units and determine action plans necessary to improve their profitability and return on investment;

•	Realize a continuous reduction in net landed material costs; and

•	Improve the corporate safety incident rate.

In light of these factors, and in view of compensation objectives, our Compensation Committee exercised its discretion in determining the overall compensation for Mr. Centanni rather than assign weights or apply any formula to these factors.

Our Compensation Committee has reviewed all components of the compensation for our Chief Executive Officer and the other named executive officers, including annual cash compensation and bonuses, long-term cash and equity incentive compensation, perquisites and other compensation, as well as payouts under various severance or change of control scenarios and considered such in making its compensation decisions.

Benchmarking

Using the Hewitt report, our Compensation Committee reviewed the compensation practices at competitive companies to evaluate our executive compensation philosophy and compensation programs and awards. Hewitt conducted an external market study of compensation levels for eight senior executive management employees including our named executive officers. The study covered the value and distribution of the following components of compensation: (i) base salary; (ii) annual bonus or short-term incentives (actual and target); and (iii) long-term incentives.

For 2007 compensation analysis, our comparator group in the Hewitt report consisted of a custom peer group and general industry group. The primary information source used by Hewitt in its competitive review was their proprietary U.S. Total Compensation Measurement (“TCM”) database. The TCM database was established in 1981 and contains (a) competitive analysis on approximately 800 large industrial, financial and service organizations who participate annually in this compensation database and (b) data on values and program design for all areas of total compensation for more than 300 executive and management positions. The custom peer group consisted of 22 companies with median annual revenues of $2.4 billion. The custom peer group is listed below.

• A. O. Smith	• Goodrich Corporation
• Ameron International Corporation	• IDEX Corporation
• AMETEK, Inc.	• Ingersoll-Rand Company
• BorgWarner Inc.	• ITT Industries, Inc.
• Briggs & Stratton Corporation	• Joy Global Inc.
• Cooper Cameron Corp.	• Kennametal Inc.
• Donaldson Company, Inc.	• Pactiv Corporation
• EnPro Industries Inc.	• Sauer-Danfoss Inc.
• Federal Signal Corporation	• Steelcase Inc.
• Flowserve Corporation	• W.W. Grainger, Inc.
• FMC Technologies, Inc.	• Walter Industries, Inc.

For benchmarking purposes (comparing our compensation levels to market), Hewitt used a general industry group comprised of approximately 83 companies in their TCM database, exclusive of retail, financial and utility companies, with median revenues of $1.8 billion. The general industry group was provided as a result of a desire to confirm the appropriateness of the custom peer group and to provide a comparison on a general industry basis. The general industry group used for the compensation philosophy analysis consisted of approximately 467 companies in

Hewitt’s TCM database. Hewitt recommended this broader general industry group because it was a more robust sample for gathering data regarding compensation philosophies.

We believe both the custom peer group and general industry group to be generally comparable to our company, based on size, revenues and industry. Information from proxy data and private survey data was used to calculate competitive market data, benchmark the compensation practices of our company and develop compensation projections and recommendations for each of our executive officers for 2007.

Our Compensation Committee found the Hewitt review to be instructive in terms of evaluating our current compensation program and making future executive compensation decisions, subject to potential adjustments to: (a) recognize individual performance; and (b) bring certain executives closer to benchmark levels with respect to certain or all components of their compensation package.

In determining our overall compensation plan for our named executive officers, our Compensation Committee compared the compensation levels for our executive officers against the compensation levels at the companies in our custom peer group and general industry group. Hewitt provided our Compensation Committee with information regarding the compensation levels and programs at the 50th, 60th and 70th percentiles for our custom peer group and general industry group. Hewitt advised our Compensation Committee that it was important in analyzing their results to note that a number of different internal/organizational and external factors determine appropriate levels of compensation. Such adjustment factors include time in position, experience, individual performance, organization ranking/hierarchy, desired pay mix, business impact, internal equity and relative values, affordability, future potential, retention and attraction concerns, and tax, accounting and securities law concerns. In addition, certain of our executive job responsibilities are broader than traditional market reference points. As a result of combining responsibilities, these roles may warrant additional compensation.

Executive Management Changes in January 2008

In January 2008, Barry L. Pennypacker was appointed as our President and Chief Executive Officer. Mr. Pennypacker succeeds Ross J. Centanni, who has served in these capacities since our incorporation in 1993. Mr. Pennypacker reports to Mr. Centanni, who remains our Executive Chairman of the Board. At our Compensation Committee’s direction, we hired Hewitt to evaluate and make recommendations to our Compensation Committee regarding the compensation levels for Executive Chairman and Chief Executive Officer positions. The Hewitt report assessed the external competitiveness of each component of pay and total competitive compensation package (viewed both from the perspective of relative value and distribution/mix of compensation elements). Due to the limited market information for the Executive Chairman position, at the Compensation Committee’s direction, we also retained Mercer to evaluate and make recommendations to the Compensation Committee regarding the compensation of our Executive Chairman position.

In determining whether Mr. Centanni’s compensation should be adjusted due to the changes in his overall responsibilities, our Compensation Committee considered market competitiveness and retention concerns, as well as Mr. Centanni’s experience, tenure and knowledge of our company and industry, scope of responsibilities as compared to our other executives, and his role in strategic transactions. Our Compensation Committee determined that Mr. Centanni’s overall compensation package should remain relatively consistent with his previous compensation level with reductions in his long-term incentives. As with all executive officer compensation, our Compensation Committee will review Mr. Centanni’s compensation on an annual basis to determine the appropriate compensation for his position.

In determining Mr. Pennypacker’s compensation, our Compensation Committee considered general factors such as our compensation philosophy and market competitiveness, as well as Mr. Pennypacker’s experience, scope of responsibilities as compared to our other executives and growth opportunities. Mr. Pennypacker’s compensation includes: (1) an annual base salary of $650,000; (2) a target annual cash bonus of 80% of his base annual salary (with a maximum payout of 160%) subject to our achievement of performance goals established by our Compensation Committee each year; (3) eligibility for long-term cash bonuses, restricted stock and options pursuant to our Incentive Plan in accordance with our applicable compensation practices for executives; (4) eligibility to participate in our Excess Contribution Plan; (5) eligibility for company-paid long-term care insurance; (6) eligibility to participate in other executive benefits such as annual tax planning and preparation services, estate planning services (every 5 years), executive retirement planning, annual executive physical, and executive long-term disability insurance; and (6) other benefits generally available to our employees, such as health insurance and 401(k) matching. Mr. Pennypacker is also eligible for our full relocation program. Our Compensation Committee developed this compensation package to assist us in recruiting, retaining and providing growth incentives for Mr. Pennypacker to pursue our strategic objectives.

Components of Executive Officer Compensation

To promote a balance between short-term profitability and sustainable long-term financial and operational performance, our compensation plan for our executive officers provides a combination of incentives with varying payouts including:

•	base salary;

•	annual incentive compensation through cash bonus opportunities; and

•	long-term incentives in the form of equity incentives (stock option grants and restricted stock) and long-term cash bonus opportunities.

The total compensation package for 2007 was comprised of thirty percent (30%) base salary, nineteen percent (19%) target annual cash bonus and fifty-one percent (51%) long-term incentives. The breakdown in the composition of the total compensation package illustrates our emphasis on long-term growth and profitability. In comparison with our custom peer group and general industry group, we place a greater emphasis on long-term incentives than base salary and annual incentive compensation. We believe our emphasis on long-term incentives encourages our executives to act strategically to ensure our sustainable long-term performance and enhance overall stockholder value.

In addition, our executive officers are also eligible to receive benefits under our various retirement savings plans, standard employee benefit plans and perquisites.

Annual Cash Compensation

Beginning in 2007, our target annual cash compensation comprised of our base salary and our annual cash incentive compensation for our named executive officers is targeted at the 50th percentile of competitive market. The following is a summary of the components of our executive annual cash compensation.

Base Salary.  In February 2007, our Compensation Committee established a base salary target for each executive officer at approximately the 50th percentile of market levels based on competitive market data. The goal in establishing the base salaries was to position our company for future growth, to increase our compensation program’s competitiveness and to enhance our ability to attract and retain executives. In determining the base salary targets, our Compensation Committee took into account market competitiveness as reported in the Hewitt report, and the individual’s job responsibilities (many of which are broader than their market reference points), experience, actual performance and impact on the business when setting each executive officer’s actual base salary. As a result, our executives received annual salary increases ranging from 3.0% to 7.7% in 2007.

Annual Cash Incentive Compensation.  An annual cash bonus opportunity is awarded by our Compensation Committee pursuant to our executive Annual Bonus Plan. Our Annual Bonus Plan furthers our goal of linking executive compensation to our performance and stockholders’ interests as a whole.

Pursuant to our Annual Bonus Plan, our Compensation Committee is required to establish, no later than 90 days after the beginning of each year, performance goals for such year based upon one or more of the following performance measures: return on equity, assets, capital or investment; pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share; and operating cash flow or cash flow from operating activities. Performance goals may be identical for all participants or may be different to reflect more appropriate measures of individual performance. Performance goals must include a threshold level below which no award will be payable and a maximum award opportunity for each participant.

Our Compensation Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of:

•	extraordinary or nonrecurring items;

•	changes in tax laws;

•	changes in generally accepted accounting principles or changes in accounting policies;

•	charges related to restructured or discontinued operations;

•	restatement of prior period financial results; and

•	any other unusual, nonrecurring gain or loss that is separately identified and quantified in our financial statements.

In addition, notwithstanding the attainment of the performance goals, annual incentive awards for participants may be denied or adjusted by our Compensation Committee, in its sole judgment, based on its assessment of the participant’s performance. However, no upward adjustment may be made to an award for a participant if our ability to deduct that participant’s compensation would be limited by Section 162(m) of the Internal Revenue Code.

In February 2007, our Compensation Committee established the performance goals and maximum bonus opportunities for the Annual Bonus Plan participants for 2007. Except for the Division Vice President and General Managers, the performance goals were based on a weighted average of net income (weighted at 60%) and the level of operating cash flow (weighted at 40%) generated by our company in 2007. For Division Vice President and General Managers, the measures were based on a weighted average of the respective division’s adjusted operating income (weighted at 60%) and net income and operating cash flow of our company (weighted at 24% and 16%, respectively). The division’s adjusted operating income is determined by adjusting the division’s operating income for a working capital charge based on the amounts of accounts receivable and inventories attributable to the division. The target bonus percentage range was 40-100% of participant base salaries for 2007, and can be doubled to a maximum range of 200% for maximum performance. Bonus payments increase as performance levels increase. The maximum bonus payment is 200% of the target bonus opportunity.

As noted above, except for the Division Vice President and General Managers, the measures of corporate performance were based on net income and the level of operating cash flow generated by our company in 2007. Net income was included in the benchmark to reflect the effect of management’s performance on stockholder return. Operating cash flow was utilized in the benchmark due to the continued importance of cash flow in providing funds to pursue our growth strategies and accelerate our debt repayment. Operating cash flow was defined as our net cash provided by operating activities, excluding any cash activity related to acquisitions completed in 2007. Division performance for each Vice President and General Manager was assessed based on the respective division’s adjusted operating income. In establishing the performance goals for the Vice President and General Managers, our Compensation Committee included both corporate and division performance goals to provide incentives for divisional performance over which they can exert the greatest degree of short-term control while ensuring overall accountability to corporate performance. This incentive helps solidify our corporate culture and ensure our business units are working for the greater good of our company.

Considering the 2007 performance goals under our Annual Bonus Plan, we had to generate net income of $174.5 million and $189.8 million of operating cash flow in 2007 for the maximum payout for these objectives. No payout for the net income objective would result if net income were less than $129.0 million and no payout for the cash flow objective would result if cash flow were less than $140.3 million. Our 2007 actual net income, adjusted to exclude a non-recurring tax benefit resulting from changes in international tax rates, was $196.5 million which was substantially higher than the maximum level performance goal of $174.5 million. Our 2007 actual operating cash flow was $185.0 million, which was less than our maximum level performance goal of $189.8 million, but greater than our target performance goal of $165.0 million.

In addition to the above, our Compressor Division had to generate $59.7 million of adjusted operating income in 2007 for Mr. Shull to receive the maximum payout for this objective and no payout for the division objective would result if adjusted operating income was less than $44.1 million. Our Compressor Division’s 2007 actual adjusted operating income was $55.6 million, which was less than the maximum level performance goal, but greater than the target performance goal of $51.9 million.

In addition to the above, our Engineered Products Division had to generate $45.9 million of adjusted operating income in 2007 for Mr. Steber to receive the maximum payout for this objective and no payout for the division objective would result if adjusted operating income was less than $33.9 million. Our Engineered Products Division’s 2007 actual adjusted operating income was $46.5 million, which was greater than the maximum level performance goal.

		Threshold	Target	Maximum	Actual
Eligible Executive	Criteria	(millions)	(millions)	(millions)	(millions)

All	Net Income	$129.0	$151.9	$174.5	$196.5 (1)
All	Cash Flow	$140.3	$165.0	$189.8	$185.0
J. Dennis Shull	Compressor Division	$44.1	$51.9	$59.7	$55.6
	Adjusted Operating Income
Richard C. Steber	Engineered Products Division	$33.9	$39.9	$45.9	$46.5
	Adjusted Operating Income

(1)	Adjusted to exclude a non-recurring tax benefit resulting from changes in international tax rates.

In February 2008, our Compensation Committee evaluated and determined the degree to which the Annual Bonus Plan criteria for 2007 had been met, as well as the performance of individual Annual Bonus Plan participants. Based on this analysis, our Compensation Committee awarded cash bonus payments on average at slightly less than the maximum levels. The actual bonus payments for each of the named executive officers are shown on the Summary Compensation Table on page 31.

Change in Control. Our Annual Bonus Plan contains a change in control provision that deems all outstanding bonus awards to be earned at the maximum performance goal level and requires us to make payment to each named executive officer after the effective date of the change in control. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 41.

Long-Term Incentives

Under our Incentive Plan, designated employees are eligible from time to time to receive awards in the form of stock options, stock appreciation rights, restricted stocks, restricted stock units, performance shares or long-term bonuses, as determined by our Compensation Committee. Historically, awards granted pursuant to the Incentive Plan are granted annually at our February Board meeting, which occurs after the presentation of our annual financial results. The purpose of these awards is to promote our long-term financial interests by encouraging employees to acquire an ownership position in our company and to provide incentives for specific employee performance. In selecting the recipients and the size and appropriate composition of long-term awards, our Compensation Committee considers each recipient’s opportunity for significant contribution to our future growth and profitability, without regard to his or her existing stock ownership. In 2007, our Compensation Committee granted long-term incentive awards with an economic value opportunity between the 50th and the 60th percentile of the competitive market. For further details on the long-term incentives granted to our named executive officers, please refer to the “Grant of Plan Based Awards” table on page 33.

Equity Incentives.  Our Compensation Committee decided in February 2006, due to changes in accounting and tax rules regarding stock options, as well as market trends regarding the use of other types of incentive awards, including restricted stock, that it would be in our best interest to award both stock options and restricted stock to our executive officers. The combination of stock options and restricted stock is intended to create a better balance between risk and reward than stock options alone. In 2006 and 2007, the executives’ long-term incentive awards were comprised of 25% in stock options and 25% in restricted stock, compared to 50% in stock options in previous years. Our Compensation Committee believes this change further strengthens retention, reinforces incentives for performance, and encourages an ownership position in our company. The specific number of stock options and restricted shares granted to an executive is determined by our Compensation Committee, with the advice and counsel of Hewitt and with respect to the other executive officers, the advice and counsel of Mr. Centanni, based upon the individual’s level of responsibility and a subjective judgment by our Compensation Committee of the executive’s contribution to the financial performance of our company.

Options granted prior to May 1, 2007 were granted at the average of the high and low market prices for the common stock on the date of grant and have value only if the market price of the underlying common stock appreciates. We chose the average of the high and low market price as our option valuation method because we believed it was a better reflection of our common stock’s value on the date of grant compared to other valuation methods available at the time. In 2007, our Board reviewed our existing option pricing method and determined that we should adjust our existing option pricing method to the closing price of a share of our common stock on the date of grant. Our stockholders agreed and amended our Incentive Plan at our 2007 Annual Meeting of Stockholders. In 2007, our Compensation Committee granted options with seven-year terms. Furthermore, since options become exercisable in cumulative increments of one-third each year over a three-year period, our Compensation Committee believes options provide an appropriate long-term incentive for those receiving grants, as well as stability in the work force.

The restricted stock granted in 2007 to the named executive officers will vest in three (3) years from the date of grant provided the executive is still an employee on such date, and has been continuously employed by us since the award was granted. The restricted stock awardees are entitled to all dividends and vote the shares of restricted stock while subject to the forfeiture restrictions. If the named executive officer terminates his or her employment by virtue of death, disability or retirement, the restricted stock will vest immediately and become free of all transfer restrictions. Additionally, upon the occurrence of a change of control, as defined in our Incentive Plan, these restricted stock shares will be deemed fully vested. Furthermore, since restricted stock does not vest until the completion of the three-year vesting period, our Compensation Committee believes restricted stock provides an appropriate long-term incentive for those receiving grants, as well as stability in the work force.

In November 2007, our Compensation Committee compared the benefits of restricted stock units and traditional restricted stock awards to determine which type of equity compensation provided us with the best overall compensation tool. In particular, our Compensation Committee considered:

•	general characteristics of each award type;

•	administrative and accounting requirements;

•	federal income tax implications; and

•	voting and dividend rights.

In February 2008, our Compensation Committee decided to grant restricted stock units to our named executive officers rather than traditional restricted stock awards. Restricted stock units are a contractual right to receive a specified number of shares or the value of a specified number of shares in the future. Because restricted stock unit holders have no ownership rights, they do not have voting or dividend rights. The value of the 2008 grants were consistent with prior year’s restricted stock awards.

Long-Term Bonuses. As noted above, under the Incentive Plan, our Compensation Committee may also grant long-term bonus awards to the Executive Chairman, Chief Executive Officer, President, any Executive Vice President, any Senior Vice President, any senior officer reporting directly to the Chief Executive Officer and any other Vice President or senior executive or officer designated by the Chief Executive Officer. Eligibility to receive a long-term bonus is tied to our achievement of certain performance targets over a pre-determined performance period. We structure our long-term bonuses to encourage executives to focus on achieving sustainable, long-term financial performance that is consistent with our strategic plan. In 2006 and 2007, long-term bonuses made up 50% of the executive’s long-term incentive opportunity.

Our Compensation Committee is responsible for (i) determining the duration of each performance period; (ii) selecting which executive officers of our company will be eligible to receive a long-term cash bonus for the performance period; (iii) selecting the business criteria to be applicable to the performance period from among those authorized; (iv) establishing our performance targets relative to the business criteria selected; (v) setting a base salary factor for each executive officer eligible to receive a long-term cash bonus for the performance period;

and (vi) at the end of the performance period, determining the extent to which the performance targets have been achieved and the long-term cash bonuses payable to each eligible executive officer. Our performance targets may be based on any one, or a combination, of the following business criteria:

•	operating income;

•	net income;

•	earnings per share of our common stock;

•	earnings before taxes;

•	our return on equity;

•	cash flow; and

•	total stockholder return.

Concurrently with the selection of performance targets, our Compensation Committee establishes an objective formula or standard for calculating the maximum long-term cash bonus payable to each participating executive officer.

We believe our long-term bonuses provide a strong incentive for our executives to concentrate on achieving our long-term strategic and financial performance goals that ultimately increase overall stockholder value. Our Incentive Plan permits long-term bonuses to be denominated in either cash or restricted stock awards. Historically, our Compensation Committee has paid our long-term bonuses in cash because we believe paying these awards in cash appropriately balances the equity and cash components of our long-term compensation opportunities and awards our executives for their successful attainment of our long-term goals. Because our long-term bonuses are subject to forfeiture if the executive’s employment terminates for any reason other than death, disability or retirement before the end of the performance period, these long-term bonuses also encourage retention among our key executives.

In February 2007, our Compensation Committee granted a long-term bonus award opportunity to certain executives, including all named executive officers. The long-term bonus percentage for the 2007 awards are tied to the compound growth rate of earnings before taxes (EBT) for our industrial businesses which specifically excludes petroleum products during the period January 1, 2007 through December 31, 2009. The performance targets which must be met by the end of the performance period in order for our executive officers to receive an award are the following percentage increases in the compound growth rate of EBT for our industrial businesses (i.e., excluding petroleum products).

Threshold Performance	Target Performance	Maximum Performance

4%	8%	12%

Our Compensation Committee believes our specific performance targets will be appropriately challenging and consistent with achieving our long-term growth and profitability objectives. In particular, the threshold, target and maximum levels are set so that the relative difficulty of achieving the target level is believed to be consistent from year to year. Our specific objectives are considered competitively sensitive in that they may reveal tactical operations, sales and marketing initiatives that would have a high potential of creating a significant disadvantage in the marketplace if they were to be disclosed. Since we began granting long-term bonus award opportunities in 2001, we have achieved performance in excess of the maximum performance level four times and did not achieve targets for bonus payouts one year.

Our Compensation Committee retains discretion over the actual long-term bonus payouts and attempts to ensure that the payouts are paid at a level commensurate with performance against objectives. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2009 to determine the long-term cash bonus for the period, if any. The base salary factors for our named executive officers range from 75% to 200%. Our Compensation Committee determined these percentages based on the Hewitt review benchmarks which equate to approximately 50% of each participant’s total long-term incentive.

In February 2008, our Compensation Committee evaluated and determined the degree to which the criteria for long-term cash bonus award opportunities granted in 2005 to certain executives under the Incentive Plan (the “2005 L-T Bonus Opportunity Plan”) had been met. The criteria for bonus payouts under the 2005 L-T Bonus Opportunity Plan was tied to the compound growth rate of EBT for our industrial businesses (i.e., excluding petroleum products) during the period January 1, 2005 through December 31, 2007. The utilization of the threshold, target or maximum percentages depends upon the achievement of certain levels of compound growth rate of EBT during this period, subject to adjustment as provided under the Incentive Plan. Based on its analysis of our achievement of the relevant criteria, our Compensation Committee awarded bonus payments in February 2008 to participating executives under the 2005 L-T Bonus Opportunity Plan on average at approximately the maximum levels. The actual long-term cash bonus payments for each of the named executive officers are shown on the Summary Compensation Table on page 31.

Change in Control. The Incentive Plan contains a change in control provision that modifies the terms of awards granted under the plan. For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 41.

Retirement Plans

We also provide our employees, including our named executive officers, with various retirement savings plans. Our retirement savings plans are designed to assist our employees, including our named executive officers in planning for retirement and securing appropriate levels of income during retirement. The purpose of our retirement and insurance plans is to attract and retain quality executives as these types of benefit plans are typically offered by our competitors.

Pension Plan. We maintain a Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the Pension Plan. We also maintain certain other pension plans that our named executive officers are not eligible to participate in.

Effective November 1, 2006, we implemented certain revisions to the Pension Plan. Future service credits under the Pension Plan ceased effective October 31, 2006. Benefits under the Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of such date. If a participant is not fully vested in his or her accrued benefit under the Pension Plan, the participant will continue to earn time toward vesting based on continued service.

Our Compensation Committee determined that the changes in the retirement benefits would provide advantages for both our company and our employees. The change enabled us to reduce our long-term unfunded liabilities and gain better control over our retirement expense/cash flow volatility. The changes also provide greater benefits to our employees because they retain the same cash benefit they had with the Pension Plan while gaining control over investment decisions and with the potential of obtaining greater investment growth opportunities. For 2007, employees’ accrued benefit under the Pension Plan was increased with an annual interest credit of 6%.

We also maintained the Supplemental Excess Defined Benefit Plan. The Supplemental Excess Defined Benefit Plan was a nonqualified plan providing certain employees, including our named executive officers, Pension Plan benefits that could not be paid from a qualified, defined benefit plan due to provisions of the Internal Revenue Code. The Supplemental Excess Defined Benefit Plan provided our named executive officers with a credit of 12% of annual compensation in excess of the IRS annual compensation limit for 2006 of $220,000. This plan provided executives with a similar level of benefits afforded to all other employees who are not subject to the limitations imposed by the IRS on our tax qualified Pension Plan plus an additional 4% on compensation in excess of the IRS annual compensation limit that can be considered for benefits for a qualified plan. Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Excess Contribution Plan, and funded through a Rabbi Trust. Effective with the merger, the 12% company contribution is made to the Excess Contribution Plan.

Retirement Savings Plan. Our Retirement Savings Plan is a tax-qualified retirement savings plan. All full-time or eligible part-time U.S. employees, including the named executive officers, are eligible to participate in the Retirement Savings Plan. Employees may contribute from 1% to 100% of compensation tax deferred to the Plan up to the applicable IRS limit. We match employee contributions on the first 3% of employee compensation $1 for each $1 and the second 3% of employee compensation $0.50 for each $1. The company match is contributed in the form of our common stock. Participants may transfer out of our common stock to one of twenty investment funds at any time. Beginning November 1, 2006, employees at certain eligible locations also receive a non-elective company contribution equal to the former Pension Plan credits. The non-elective company contribution credits each employee’s account with 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit. For purposes of the non-elective company contribution, total compensation is cash remuneration paid during the year by us to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the 2004 long-term cash bonus paid in 2007. All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective company contribution portion of the Retirement Savings Plan.

Supplemental Excess Defined Contribution Plan. In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including our named executive officers, are eligible to participate in the Excess Contribution Plan. This plan provides executives with a similar level of benefits afforded to all other employees who are not subject to the limitations imposed by the IRS on our tax qualified 401(k) plan. Company matching contributions under the Excess Contribution Plan are contributed in the form of cash rather than our common stock. All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective company contribution portion of the Excess Contribution Plan.

Other Benefits

Standard Employee Benefits. In addition to the compensation and retirement plans listed above, all of our employees, including our named executive officers, are eligible to receive health, dental, disability and life insurance coverage. Additionally, all employees are entitled to vacation, sick leave and other paid holidays. Our commitment to provide employees with the benefits summarized above recognizes our belief that the health and well-being of our employees is directly related to our overall success.

Perquisites. We provide very few perquisites to our executive officers. Our Compensation Committee believes the perquisites provided conform to our overall executive compensation program and assist in recruiting and retaining key executives. Overall, the cost of these benefits constitutes a small portion of our executives’ total compensation and is consistent with the pay practices of our custom peer group. The cumulative value of such perquisites is included in the Summary Compensation Table “All Other Compensation” on page 32 and individually accounted for in the “All Other Compensation Table” on page 32.

The following perquisites were offered to our executive officers during 2007:

•	annual tax planning and preparation services;

•	estate planning services (once every five (5) years);

•	executive retirement planning;

•	an annual executive physical (elective not mandatory);

•	long-term disability insurance;

•	executive long-term care insurance;

•	matching charitable contributions; and

•	relocation assistance, as appropriate.

The counseling and planning perquisites assist our executives in managing their long-term financial viability and optimizing the value of our other compensation plans which ultimately benefits our company.

Long-term disability insurance for all of our employees, as mentioned above, contains a benefit of 66 2/3 of covered compensation up to a monthly maximum of $7,000. Our named executive officers are offered this same benefit with a monthly maximum of $15,000. The increased monthly maximum is more commensurate with our named executives’ salaries than our standard employee monthly maximum because the monthly maximum on our standard long-term disability insurance would not provide the same percentage of salary benefit to our named executive officers as it does our other employees. The additional long-term disability insurance is designed to achieve the replacement of income as compared to other company employees as a percentage of pay should an unforeseeable injury or disability occur.

The Long-Term Care Policy offered to our named executive officers is paid for over a ten year period provided the executive remains employed by our company. The benefits under this policy include medical care at home and at a variety of health care facilities. The daily benefit is $300 per day with a cost of living adjustment.

We have long had a tradition of supporting non-profit organizations in areas where our employees are located. To encourage our executive officers to support non-profit organizations which best serve the educational, health, welfare, cultural, civic and social needs of the community, we have developed an Executive Matching Gift Program. We match total charitable donations made by our executive officers up to $2,500 annually, provided they are made to eligible organizations under our policy. However, there is no limit on the matching donations made by the Chief Executive Officer. Historically, the total matching contributions made by our company on behalf of our Chief Executive Officer during any calendar year have been less than $20,000.

Security Ownership Requirements

We maintain stock ownership requirements for our nonemployee directors, executive officers and other key employees. Under these requirements, each nonemployee director is expected to maintain an equity interest in our company equal to three times his or her annual cash compensation, including compensation for Board and Committee meeting attendance, but excluding the value of equity compensation granted pursuant to the Incentive Plan or amounts we contributed on behalf of such director to our Phantom Stock Plan. These requirements also require that our Executive Chairman and Chief Executive Officer maintain an equity interest equal to five times their annual base salary and each executive officer, corporate vice president and each general manager maintain an equity interest in our company equal to three times their annual base salary. These ownership requirements are to be achieved by the fifth anniversary of each individual’s appointment as a director or executive officer, as appropriate. Common stock held directly by the director or executive officer or their respective immediate family members, and indirectly for the benefit of the director or executive officer in an IRA account, family trust, the Retirement Savings Plan and/or the related Excess Contribution Plan, are considered in determining compliance with these requirements. In the case of nonemployee directors, phantom stock units acquired through the director’s deferral of cash compensation are also considered in determining compliance with our stock ownership requirement. Failure to meet these requirements within the allotted time will be taken into consideration when evaluating the individual’s commitment to a continuing relationship with our company. All directors and named executive officers are in compliance with our security ownership requirements.

Stock Repurchase Program for Executive Officers and Nonemployee Directors

We have granted stock options under the Incentive Plan to promote our long-term interests, and executive officers have exercised a portion of such stock options in accordance with the Incentive Plan and applicable stock option agreements. The cumulative increase in the market price of our common stock since the grant of some of these stock options resulted in the imposition of significant alternative minimum taxes on these employees. Therefore on July 24, 2007, our Board approved an updated Stock Repurchase Program for the Company’s executive staff and nonemployee directors. This program replaced the program previously approved on May 6, 2003. The purpose of this program is to provide a means for executives and directors to sell our common stock, with a goal of obtaining sufficient funds to meet tax obligations which arise from the exercise, grant or vesting of incentive stock options, restricted stock or performance shares. The program was created to mitigate any potential disruption to an orderly trading market in our common stock, which could result if the executives’ and directors’

trades were affected through securities brokers. The sales price under this program is the market close price of our common stock on the composite tape of the NYSE on the date of the repurchase. The determination to sell shares under this program is final and must be submitted either on the day of the sale or no later than prior to the initiation of trading the following day.

The following chart provides a description of the number of share repurchases under our Stock Repurchase Program from January 1, 2007 through March 7, 2008:

Repurchases under our Executive and Director Stock Repurchase Plan since January 1, 2007

Executive Officer	Date	# of Shares Repurchased	Value Realized*

Helen W. Cornell	5/3/07	6,420	$245,600
Tracy D. Pagliara	5/9/07	1,245	$45,000

*	Mrs. Cornell and Mr. Pagliara’s stock repurchases occurred prior to the new Stock Repurchase Program. Under the previous repurchase program, the sales price was valued at the average of the high and low price of our common stock on the composite tape of the NYSE on the date of the repurchase.

Change in Control Agreements

We are party to Change in Control Agreements or CIC Agreements with each of our named executive officers. For an executive to receive benefits under their CIC Agreement, two events must occur: (a) a change in control and (b) termination of the executive officer’s employment other than for cause. This two prong requirement allows us and our executive officers to concentrate on our goals and the potential change in control without incurring any costs unless an executive officer is terminated. The CIC Agreements also prohibit the executive officer from disclosing confidential information and from soliciting our employees, customers or clients.

In 2005, our Compensation Committee reviewed the terms and conditions of the CIC Agreements and determined that it was in the best interest of the stockholders to maintain these agreements in light of our executive officers’ knowledge and experience and the need for management continuity during a potential change in control. Our Compensation Committee believes our CIC Agreements encourage each of our executive officers to continue to carry out their officer’s duties in the event of a possible change in control of our company.

In 2008, our Compensation Committee retained Hewitt to do a market analysis of our CIC Agreements and is currently reviewing Hewitt’s findings.

For a further description of the potential benefits in case of a change in control, please see the “Potential Payments Upon Termination or Change in Control” discussion on page 41.

Other

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the deductibility by public corporations of non-performance based compensation paid to specified executive officers. Our Compensation Committee endeavors to maximize deductibility of compensation by qualifying certain compensation as performance-based under Section 162(m) to the extent practicable while maintaining competitive compensation. However, our Compensation Committee does not strictly limit executive compensation to that which is deductible under Section 162(m) of the Code and has not adopted a policy requiring all compensation to be deductible. Our Compensation Committee believes that adopting such a policy would limit its ability to maintain flexibility in compensating named executive officers.

All compensation for 2007 paid to our executive officers, including the compensation element of shares received under our Incentive Plan, qualified for deduction under the Code, except the restricted stock shares granted to Mr. Centanni. While we currently believe the restricted stock granted to other named executive officers will be deductible upon vesting, we cannot be certain of this since the deductibility depends upon the executive’s compensation in the year of vesting and the value of the shares on the vesting date.

EXECUTIVE MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

The following table presents compensation paid to or earned by each of our named executive officers for the fiscal year ended December 31, 2007. Our named executive officers are members of our executive management team who are required to be disclosed due to their overall compensation or position in our company. We have not entered into any employment agreements, except the change in control agreements discussed previously and under the “Potential Payment Upon Termination or Change in Control” discussed on page 41, with any of our named executive officers.

								Change in
								Pension
								Value and
								Nonquali-
							Non-	fied
							Equity	Deferred
							Incentive Plan	Compen-
				Stock		Option	Compen-	sation	All Other
Name and Principal		Salary	Bonus	Awards		Awards	sation	Earnings	Compen-
Position	Year	($)	($)	($)(1),(2)		($)(5),(6)	($)(7)	($)(8),(9)	sation ($)(10)	Total ($)

Ross J. Centanni	2007	$803,350	$1,557,134	$771,120	(3)	$1,052,380	$2,025,000	$21,748	$455,328	$6,686,060
Executive Chairman	2006	$758,347	$1,540,000	$627,620	(3),(4)	$1,084,025	$1,010,625	$31,032	$94,598	$5,146,247
(former President & CEO)
Helen W. Cornell	2007	$337,512	$404,000	$92,404		$152,827	$700,000	$3,439	$141,646	$1,831,828
Executive Vice	2006	$302,504	$390,000	$52,571		$132,748	$268,125	$13,380	$66,145	$1,225,473
President, Finance & CFO
Tracy D. Pagliara	2007	$305,625	$357,000	$69,408		$122,578	$618,000	$641	$133,349	$1,606,601
Executive Vice	2006	$291,667	$360,000	$42,057		$118,494	$247,500	$13,236	$68,360	$1,141,314
President, Administration, General Counsel & Secretary
J. Dennis Shull	2007	$300,000	$193,230	$62,475	(3)	$105,568	$463,500	$11,869	$113,396	$1,250,038
Executive Vice	2006	$269,173	$240,000	$140,680	(3)	$191,485	$247,500	$22,037	$53,600	$1,165,475
President & Gen Mgr Compressor Division
Richard C. Steber	2007	$276,348	$212,892	$30,345	(3)	$73,231	$424,500	$2,316	$131,244	$1,150,876
Vice President &	2006	$266,676	$220,000	$103,981	(3)	$143,829	$226,875	$15,541	$51,779	$1,028,681
Gen Mgr Engineered Products Division

(1)	On February 19, 2007, Messrs. Centanni, Pagliara, Shull and Steber and Mrs. Cornell were granted 21,600, 2,000, 1,750, 850 and 3,050 shares of restricted stock, with a fair market value of $35.70 per share, respectively. The restricted stock awards granted during 2007 cliff vest three years after the date of grant.

(2)	The restricted share award grants were valued at the average of the high and low price of our common stock on the date of grant.

(3)	Because Messrs. Centanni, Shull and Steber are all retirement eligible, we are required pursuant to SFAS No. 123(R) to recognize a total compensation cost associated with their 2007 and 2006 restricted stock awards as of the grant date instead of ratably over the vesting period stated in the grant. The compensation reported reflects this treatment.

(4)	Mr. Centanni was awarded 36,000 shares of restricted stock in 2003, which cliff vested on February 23, 2006. Prior to January 1, 2006, we accounted for share-based payments in accordance with the provisions of Accounting Principles Board Opinion 25 (“APB 25”), “Accounting for Stock Issued to Employees.” APB 25 required that the grant date fair market value of this restricted stock award be recognized as compensation expense ratably over the 3 year vesting period. During 2006, compensation cost of $15,970 was recognized relating to this grant, which is included in the table above.

(5)	The option award value represents compensation expense we recorded related to unvested awards outstanding during each respective period. Per SEC rules, the amount excludes estimates of forfeitures for service-based vesting conditions.

(6)	Amounts calculated utilizing the provisions of SFAS No. 123(R). We adopted SFAS No. 123(R) using the modified prospective transition method on January 1, 2006. See Note 13 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards granted in 2007, 2006 and 2005.

(7)	In February 2008, the Compensation Committee evaluated and determined the degree to which the criteria for the 2005 L-T Bonus Opportunity Plan had been met. The criteria for bonus payouts under the 2005 L-T Bonus Opportunity Plan was tied to the compound growth rate of earnings before taxes (EBT) for our industrial businesses (i.e., excluding petroleum products) during the period January 1, 2005 through December 31, 2007. The utilization of the threshold, target or maximum percentages depends upon the achievement of certain levels of compound growth rate of EBT during this period, subject to adjustment as provided under the Incentive Plan. Based on its analysis of our achievement of the relevant criteria, the Compensation Committee awarded bonus payments in February 2008 to participating executives under the 2005 L-T Bonus Opportunity Plan on average at approximately the maximum levels. See the Compensation Discussion and Analysis on page 18.

(8)	These amounts reflect the increase in the present value of the named executive officer’s Pension Plan benefits through December 31, 2006, which because of the Pension Plan freeze includes accruals through October 31, 2006. The Pension Plan is a cash balance plan. The change in pension value includes interest credits on the cash balance accounts at the assumed long-term interest rate of 6% per year through normal retirement age and the pay-related credits to the cash balance accounts for the year. The pay related credits were calculated at 4% of compensation up to the social security wage base and 8% above the social security wage base up to the annual IRS compensation limit.

(9)	For 2007, the change in pension value includes interest credits on the cash balance accounts at the assumed long-term interest rate of 6% per year through normal retirement age.

(10)	Amounts under “All Other Compensation” reflect our company contributions on behalf of each of the named executive officers to the Retirement Savings Plan and the related Excess Contribution Plan, premiums paid by the Company on behalf of each of the named executive officers under the Executive Long-Term Care Program, annual executive physicals, the premiums paid by us on behalf of the named executive officers for long-term disability insurance (the maximum benefits for named executive officers are different than other employees), tax planning and preparation services (with tax gross up payments) and matching charitable contributions, broken down as follows for 2006 and 2007:

ALL OTHER COMPENSATION TABLE

		Retire-	Supplemental
		ment	Excess		Annual	Long Term	Tax	Matching
Name and Principal		Savings	Contribution	LTC Plan	Executive	Disability	Planning	Charitable
Position	Year	Plan(1)	Plan(2)	Premiums	Physicals	Premiums	Fees	Contribution	Total

Ross J. Centanni	2007	$19,875	$400,353	$20,821	$0	$1,323	$4,206	$8,750	$455,328
	2006	$5,250	$44,276	$20,821	$804	$1,323	$5,000	$17,125	$94,599
Helen W. Cornell	2007	$16,538	$105,226	$13,059	$0	$1,323	$3,000	$2,500	$141,646
	2006	$4,500	$41,983	$13,059	$280	$1,323	$3,000	$2,000	$66,145
Tracy D. Pagliara	2007	$16,350	$94,050	$16,447	$429	$1,323	$3,000	$1,750	$133,349
	2006	$6,750	$38,340	$16,447	$0	$1,323	$3,000	$2,500	$68,360
J. Dennis Shull	2007	$16,350	$78,750	$10,834	$322	$1,323	$3,317	$2,500	$113,396
	2006	$4,737	$31,731	$10,834	$499	$1,299	$3,000	$2,500	$54,600
Richard C. Steber	2007	$20,938	$85,495	$10,585	$7,404	$1,323	$3,000	$2,500	$131,245
	2006	$9,000	$27,896	$10,585	$0	$1,299	$3,000	$0	$51,780

(1)	This column represents company contributions in the Retirement Savings Plan. We match employee contributions on the first 3% of compensation $1 for each $1 and the second 3% of compensation $0.50 for each $1 up to the applicable IRS limit. Beginning November 1, 2006, employees at certain eligible locations also receive a non-elective company contribution equal to the former Pension Plan credits. The non-elective company contribution credits each employee’s account with 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit. For purposes of the non-elective company contribution, total compensation is cash remuneration paid during the year by us to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the 2004 long-term cash bonus paid in 2007. During 2006, our named executive officers were not eligible for any non-elective contributions under the qualified Retirement Savings Plan because they exceeded the IRS annual compensation for the year when we began the non-elective contributions on November 1, 2006.

(2)	Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Excess Contribution Plan. Effective with the merger, the 12% company contribution in excess of the IRS annual compensation is made to the Excess Contribution Plan. Year 2007 has more months when compared to Year 2006 for the 12% company contributions to be made to the Excess Contribution Plan as necessary for the above named officers.

GRANTS OF PLAN-BASED AWARDS

Under our Incentive Plan, designated employees are eligible from time to time to receive awards in the form of stock options, stock appreciation rights, restricted stock grants, restricted stock units, performance shares or long-term bonuses, as determined by our Compensation Committee. Historically, awards granted pursuant to the Incentive Plan are granted annually at the February Board meeting. The following table presents grants of plan-based awards granted pursuant to our Incentive Plan during the fiscal year ended on December 31, 2007. The estimated future payouts under non-equity incentive plan awards are the long-term cash bonus award opportunity granted in 2007. While the actual award will be based on the ending base salaries of our named executive officers for 2009, the estimates provided in this table are calculated using the named executive officers’ current salaries as of December 31, 2007. Each share of common stock is entitled to one vote.

								All Other	All Other		Closing
								Stock	Option		Price of
		Estimated Future Payouts			Estimated Future Payouts			Awards:	Awards:	Exercise	Shares of
		Under Non-Equity			Under Equity Incentive			Number of	Number of	or Base	Stock on	Grant Date
		Incentive Plan Awards(1)			Plan Awards			Shares of	Securities	Price of	Date of	Fair Value
		Thres-		Maxi-	Thres-		Maxi-	Stock or	Underlying	Option	Option	of Stock and
	Grant	hold	Target	mum	hold	Target	mum	Units	Options	Awards	Awards	Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)(2)	(#)	($/Sh)(3)	($/Sh)(4)	Awards(5)

Ross J. Centanni	2/19/07	$810,000	$1,620,000	$2,430,000				21,600				$771,120
									50,000	$35.70	$35.65	$686,500
Helen W. Cornell	2/19/07	$236,250	$472,500	$945,000				3,050				$108,885
									7,050	$35.70	$35.65	$96,796
Tracy D. Pagliara	2/19/07	$177,675	$355,350	$710,700				2,000				$71,400
									4,700	$35.70	$35.65	$54,849
J. Dennis Shull	2/19/07	$139,050	$278,100	$556,200				1,750				$62,475
									4,050	$35.70	$35.65	$55,607
Richard C. Steber	2/19/07	$106,125	$212,250	$424,500				850				$30,345
									2,000	$35.70	$35.65	$23,340

(1)	The long-term cash bonus percentage for the 2007 awards is tied to the compound growth rate of EBT for our industrial businesses during the period January 1, 2007 through December 31, 2009. The utilization of threshold (50%), target (100%) or maximum (200%) percentages will depend upon the achievement of certain compound growth rates of EBT during this period, subject to adjustment as provided under the Incentive Plan. These percentages will be applied to participants’ base salaries multiplied by a base salary factor at the end of 2009 to determine the long-term cash bonus for the period, if any. The amounts listed as estimated future payouts are based on each executive’s 2007 salary while the actual payout will be based on each executive’s 2009 salary. The base salary factors for our named executive officers range from 75% to 200%.

(2)	Restricted stock granted pursuant to the Incentive Plan on February 19, 2007 to the named executive officers vests three (3) years from the date of grant provided the executive is still an employee of the company on such date, and has been continuously employed by our company since the award was granted. The restricted stock awardees are entitled to all dividends and vote the shares of restricted stock while subject to the forfeiture restrictions.

(3)	Stock options granted pursuant to the Incentive Plan on February 19, 2007 vest in cumulative increments of one-third each year over a three-year period and remain exercisable for a period of seven years from the date of grant. The exercise price is equal to the average of the high and low price of our common stock as reported by the composite tape of the NYSE on February 16, 2007.

(4)	The market close price of our common stock as reported by the composite tape of the NYSE on February 16, 2007 was $35.65.

(5)	The expected terms for options granted to certain executives that have similar historical exercise behavior were determined separately for valuation purposes. The grant date fair value of the option awards for Messrs. Centanni and Shull and Mrs. Cornell was $13.73 and for Messrs. Pagliara and Steber was $11.67. The grant date fair value of the restricted stock grants, based on the adjusted average of the high and low price on the grant date, is $35.70.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our named executive officers have been previously granted equity awards in the form of stock options and restricted stock pursuant to our Incentive Plan. The following table presents information regarding outstanding stock option and restricted stock awards as of December 31, 2007. Each share of common stock is entitled to one vote.

	Option Awards						Stock Awards
											Equity
											Incentive
										Equity	Plan
										Incentive	Awards:
										Plan	Market
										Awards:	or Payout
			Equity							Number of	Value of
			Incentive						Market	Unearned	Unearned
			Plan				Number of		Value of	Shares,	Shares,
		Number of	Awards:				Shares or		Shares or	Units or	Units or
	Number of	Securities	Number of				Units of		Units of	Other	Other
	Securities	Underlying	Securities				Stock		Stock	Rights	Rights
	Underlying	Unexercised	Underlying				That		That	That	That
	Unexercised	Options	Unexercised	Option			Have		Have	Have	Have
	Options	Unexer-	Unearned	Exercise		Option	Not		Not	Not	Not
	Exercisable	cisable	Options	Price		Expiration	Vested		Vested	Vested	Vested
Name	(#)	(#)	(#)	($)		Date	(#)		($)(11)	(#)	($)

Ross J. Centanni	140,000	0		$8.81	(1)	3/6/2010
	70,000	0		$9.85	(2)	2/26/2011
	69,000	0		$9.98	(3)	2/25/2012
	97,400	0		$8.84	(4)	2/24/2013
	100,000	0		$14.51	(5)	2/23/2011
	100,000	50,000		$20.09	(6)	2/21/2012
	16,667	33,333		$30.58	(7)	2/20/2013
	0	50,000		$35.70	(8)	2/19/2014
							20,000	(9)	$660,000
							21,600	(10)	$712,800
Helen W. Cornell	24,000	0		$8.81	(1)	3/6/2010
	13,000	0		$9.85	(2)	2/26/2011
	14,000	0		$9.98	(3)	2/25/2012
	19,200	0		$8.84	(4)	2/24/2013
	14,800	0		$14.51	(5)	2/23/2011
	20,000	10,000		$20.09	(6)	2/21/2012
	4,834	9,666		$30.58	(7)	2/20/2013
	0	7,050		$35.70	(8)	2/19/2014
							6,000	(9)	$198,000
							3,050	(10)	$100,650
Tracy D. Pagliara	0	10,000		$20.09	(6)	2/21/2012
	3,867	7,733		$30.58	(7)	2/20/2013
	0	4,700		$35.70	(8)	2/19/2014
							4,800	(9)	$158,400
							2,000	(10)	$66,000
J. Dennis Shull	14,000	7,000		$20.09	(6)	2/21/2012
	3,634	7,266		$30.58	(7)	2/20/2013
	0	4,050		$35.70	(8)	2/19/2014
							4,600	(9)	$151,800
							1,750	(10)	$57,750
Richard C. Steber	0	7,000		$20.09	(6)	2/21/2012
	0	5,466		$30.58	(7)	2/20/2013
	0	2,000		$35.70	(8)	2/20/2014
							3,400	(9)	$112,200
							850	(10)	$28,050

(1)	These options were granted on March 6, 2000 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on March 6, 2001 and on each of the two anniversaries thereafter and expire on March 6, 2010.

(2)	These options were granted on February 26, 2001 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on February 26, 2002 and on each of the two anniversaries thereafter and expire on February 26, 2011.

(3)	These options were granted on February 25, 2002 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on February 25, 2003 and on each of the two anniversaries thereafter and expire on February 25, 2012.

(4)	These options were granted on February 24, 2003 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on February 24, 2004 and on each of the two anniversaries thereafter and expire on February 24, 2013.

(5)	These options were granted on February 23, 2004 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on February 23, 2005 and on each of the two anniversaries thereafter and expire on February 23, 2011.

(6)	These options were granted on February 21, 2005 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on February 21, 2006 and on each of the two anniversaries thereafter and expire on February 21, 2012.

(7)	These options were granted on February 20, 2006 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on February 20, 2007 and on each of the two anniversaries thereafter and expire on February 20, 2013.

(8)	These options were granted on February 19, 2007 pursuant to the Incentive Plan. These options vest in three increments of 33.3% commencing on February 19, 2008 and on each of the two anniversaries thereafter and expire on February 20, 2014.

(9)	On February 20, 2006, our Compensation Committee awarded restricted stock grants of our common stock having a fair market value based on the average of the high and low price on such date of $30.58 per share. The award recipients have the right to vote and to receive dividends with respect to these shares, but are required to remain employed by us until February 20, 2009 as a condition to the vesting of these shares and the removal of the transfer restrictions.

(10)	On February 19, 2007, our Compensation Committee awarded restricted stock grants of our common stock having a fair market value based on the average of the high and low price on such date of $35.70 per share. The award recipients have the right to vote and to receive dividends with respect to these shares, but are required to remain employed by us until February 19, 2010 as a condition to the vesting of these shares and the removal of the transfer restrictions.

(11)	The market value of the shares of restricted stock that have not vested is based on the closing price of $33.00 at year end.

OPTION EXERCISES AND STOCK VESTED

The following table presents the amounts each named executive officer received upon exercise of options and the value realized upon the vesting of restricted stock awards. The value realized on the exercise of options and vesting of restricted stock does not account for the personal tax liability incurred by our named executive officers. Each share of common stock is entitled to one vote.

	Option Awards			Stock Awards
	Number of			Number of
	Shares			Shares
	Acquired		Value Realized	Acquired	Value Realized
	on Exercise		on Exercise	on Vesting	on Vesting
Name	(#)		($)(1)	(#)	($)(1)

Ross J. Centanni	120,000	(2)	$3,841,632	0	0
	15,840	(3)	$506,009
	7,450	(4)	$185,021
	37,840	(5)	$934,521
	4,160	(6)	$132,085
	30,000	(7)	$749,769
	15,000	(8)	$382,706
	9,710	(9)	$248,451
Total Value Realized			$6,980,194
Helen W. Cornell	15,748	(10)	$501,468	0	0
	12,082	(11)	$300,056
	9,918	(12)	$245,305
	8,252	(13)	$263,610
Total Value Realized			$1,310,439
Tracy D. Pagliara	9,164	(14)	$167,509	0	0
	5,732	(15)	$136,106
	836	(16)	$15,186
Total Value Realized			$318,801
J. Dennis Shull	25,000	(17)	$778,615	0	0
	20,600	(18)	$524,777
	8,300	(19)	$249,038
Total Value Realized			$1,552,430
Richard C. Steber	10,366	(20)	$272,294	0	0
	9,660	(21)	$198,977
	7,000	(22)	$105,126
	8,295	(23)	$234,334
	5,456	(24)	$128,123
	2,734	(25)	$34,900
	900	(26)	$20,930
	644	(27)	$14,599
	45	(28)	$1,298
Total Value Realized			$1,010,581

(1)	The value realized on the option exercise listed does not account for the personal tax liability incurred by the executive officer.

(2)	These options were exercised on May 2, 2007, and Mr. Centanni acquired the underlying shares at an exercise price of $6.31. Mr. Centanni immediately sold these shares within a price range from $38.49 to $38.17.

(3)	These options were exercised on May 2, 2007, and Mr. Centanni acquired the underlying shares at an exercise price of $6.31. The value realized on exercise was calculated using a market value of $38.25 per share.

(4)	These options were exercised on May 2, 2007, and Mr. Centanni acquired the underlying shares at an exercise price of $13.42. The value realized on exercise was calculated using a market value of $38.25 per share.

(5)	These options were exercised on May 2, 2007, and Mr. Centanni acquired the underlying shares at an exercise price of $13.42. Mr. Centanni immediately sold these shares within a price range from $38.29 to $38.05.

(6)	These options were exercised on May 3, 2007, and Mr. Centanni acquired the underlying shares at an exercise price of $6.31. Mr. Centanni immediately sold these shares within a price range from $38.29 to $38.05.

(7)	These options were exercised on May 4, 2007, and Mr. Centanni acquired the underlying shares at an exercise price of $13.42. Mr. Centanni immediately sold these shares within a price range from $38.55 to $38.30.

(8)	These options were exercised on May 7, 2007, and Mr. Centanni acquired the underlying shares at an exercise price of $13.42. Mr. Centanni immediately sold these shares within a price range from $40.16 to $38.93.

(9)	These options were exercised on May 7, 2007, and Mr. Centanni acquired the underlying shares at an exercise price of $13.42. Mr. Centanni immediately sold these shares within a price range from $40.16 to $38.93.

(10)	These options were exercised on May 3, 2007, and Mrs. Cornell acquired the underlying shares at an exercise price of $6.31. Mrs. Cornell immediately sold these shares within a price range from $38.18 to $38.13.

(11)	These options were exercised on May 3, 2007, and Mrs. Cornell acquired the underlying shares at an exercise price of $13.42. The value realized on exercise was calculated using a market value of $38.25.

(12)	These options were exercised on May 3, 2007, and Mrs. Cornell acquired the underlying shares at an exercise price of $13.42. Mrs. Cornell immediately sold these shares within a price range from $38.18 to $38.13.

(13)	These options were exercised on May 3, 2007, and Mrs. Cornell acquired the underlying shares at an exercise price of $6.31. The value realized on exercise was calculated using a market value of $38.25.

(14)	These options were exercised on May 2, 2007, and Mr. Pagliara acquired the underlying shares at an exercise price of $20.09. Mr. Pagliara immediately sold these shares within a price range from $38.48 to $38.23.

(15)	These options were exercised on May 2, 2007, and Mr. Pagliara acquired the underlying shares at an exercise price of $14.51. The value realized on exercise was calculated using a market value of $38.25 per share.

(16)	These options were exercised on May 2, 2007, and Mr. Pagliara acquired the underlying shares at an exercise price of $20.09. The value realized on exercise was calculated using a market value $38.25 per share.

(17)	These options were exercised on May 18, 2007, and Mr. Shull acquired the underlying shares at an exercise price of $8.84. Mr. Shull immediately sold these shares within a price range from $40.32 to $39.72.

(18)	These options were exercised on May 18, 2007, and Mr. Shull acquired the underlying shares at an exercise price of $14.51. Mr. Shull immediately sold these shares within a price range from $40.32 to $39.72.

(19)	These options were exercised on May 18, 2007, and Mr. Shull acquired the underlying shares at an exercise price of $9.98. Mr. Shull immediately sold these shares within a price range from $40.32 to $39.72.

(20)	These options were exercised on February 13, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $8.84. Mr. Steber immediately sold these shares within a price range from $35.71 to $35.00.

(21)	These options were exercised on February 13, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $14.51. Mr. Steber immediately sold these shares within a price range from $35.71 to $35.00.

(22)	These options were exercised on February 13, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $20.09. Mr. Steber immediately sold these shares within a price range from $35.71 to $35.00.

(23)	These options were exercised on June 20, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $14.51. The value realized on exercise was calculated using a market value of $42.76 per share.

(24)	These options were exercised on June 20, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $20.09. Mr. Steber immediately sold these shares within a price range from $43.64 to $43.52.

(25)	These options were exercised on June 20, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $30.58. The value realized on exercise was calculated using a market value $43.35 per share.

(26)	These options were exercised on June 20, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $20.09. The value realized on exercise was calculated using a market value $43.35 per share.

(27)	These options were exercised on June 20, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $20.09. The value realized on exercise was calculated using a market value of $42.76 per share.

(28)	These options were exercised on June 20, 2007, and Mr. Steber acquired the underlying shares at an exercise price of $14.51. The value realized on exercise was calculated using a market value $43.35 per share.

PENSION BENEFITS

We maintain a Pension Plan and previously maintained a Supplemental Excess Defined Benefit Plan for the benefit of certain employees as defined in the Pension Plan. We also maintain certain other pension plans that our named executive officers are not eligible to participate in.

Under the Pension Plan, we credited 4% of total compensation paid, up to the Social Security wage base for the year, plus 8% of total compensation paid in excess of the Social Security wage base up to the IRS annual compensation limit, annually to each individual’s account. For purposes of the Pension Plan, total compensation is cash remuneration paid during the year by us to or for the benefit of a participant, including base salary for the current year, annual cash bonus earned during the prior year but paid in the current year for our named executive officers and the 2003 long-term cash bonus paid in 2006.

Benefits at retirement are payable, as the participant elects, in the form of a level annuity with or without survivorship or a lump-sum payment. We maintained the status of the Pension Plan as a qualified defined benefit plan through sufficient contributions to a trust fund to meet the minimum requirements under the Internal Revenue Code.

Effective November 1, 2006, we implemented certain revisions to the Pension Plan. Future service credits under the Pension Plan ceased effective October 31, 2006. Benefits under the Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of such date. If a participant is not fully vested in his or her accrued benefit under the Pension Plan, the participant will continue to earn time toward vesting based on continued service.

In connection with the revisions to the Pension Plan, we increased future company contributions to certain company-sponsored defined contribution savings plans, one of which is a qualified plan under the requirements of Section 401(k) of the Internal Revenue Code. The benefits provided to each executive officer are the same as they were under the Pension Plan, meaning that we now credit the monies that would have been previously credited to the Pension Plan to our Retirement Savings Plans.

Our Compensation Committee determined that the changes in the retirement benefits would provide advantages for both our company and our employees. The change enabled us to reduce our long-term unfunded liabilities and gain better control over our retirement expense/cash flow volatility. The changes also provide greater benefits to our employees because they retain the same cash benefit they had with the Pension Plan while gaining control over investment decisions and with the potential of obtaining greater investment growth opportunities. For 2007, employees’ accrued benefit under the Pension Plan was increased with an annual interest credit of 6%.

We also maintained the Supplemental Excess Defined Benefit Plan. The Supplemental Excess Defined Benefit Plan is a nonqualified plan providing certain employees, including our named executive officers, Pension Plan benefits that cannot be paid from a qualified, defined benefit plan due to provisions of the Internal Revenue Code. The Supplemental Excess Defined Benefit Plan provided our named executive officers with a credit of 12% of annual compensation in excess of the IRS annual compensation limit for 2006 of $220,000. Effective November 1, 2006, the Supplemental Excess Defined Benefit Plan was merged into the Supplemental Excess Defined Contribution Plan, and funded through a Rabbi Trust. Effective with the merger, the 12% company contribution is made to the Supplemental Excess Defined Contribution Plan.

The following table presents individualized information for each named executive officer as of December 31, 2007 on the actuarial present value of the accumulated benefit under our Pension Plan determined using interest rate and mortality rate assumptions consistent with those used in our financial statements and the number of years of credited service. Effective November 1, 2006, we implemented certain revisions to the Pension Plan. Future years of credit service under the Pension Plan ceased effective October 31, 2006. Benefits under the Pension Plan will not be less than the amount of each participant’s accrued and vested benefits as of such date. If a participant is not fully vested in his or her accrued benefit under the Pension Plan, the participant will continue to earn time toward vesting based on continued service.

			Present
			Value of
		Number of Years	Accumulated	Payments During
		Credited Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2),(3),(4)	($)

Ross J. Centanni	Pension Plan	28	$560,070	$0
Helen W. Cornell	Pension Plan	19	$237,129	$0
Tracy D. Pagliara	Pension Plan	7	$93,058	$0
J. Dennis Shull	Pension Plan	32	$363,960	$0
Richard C. Steber	Pension Plan	6	$75,968	$0

(1)	Under the Pension Plan, an individual is retirement eligible at age 55. Our Pension Plan does not delineate between early retirement and retirement provided the individual meets the retirement eligibility requirements noted above. Messrs. Centanni, Shull and Steber are currently retirement eligible.

(2)	The Pension Plan is a cash balance account and for financial reporting purposes all employees reaching retirement age are assumed to select a lump sum. Therefore, the Present Value of Accumulated Benefits as of December 31, 2007 is the present value of the anticipated lump sum benefit to be paid at Normal Retirement Age. In determining the present value, the long-term interest crediting rate is assumed to be 6% and the discount rate is assumed to be 6.1%.

(3)	The elements of compensation included in determining benefits under the Pension Plan include annual salary, annual bonus and long-term cash bonuses.

(4)	The benefits above will not be modified should a change in control occur since all the named executives above are vested.

NONQUALIFIED DEFERRED COMPENSATION

In addition to the Retirement Savings Plan, employees receiving a base pay of $110,000 or higher, including our named executive officers, are eligible to participate in our Excess Contribution Plan. Eligible employees elect a deferral percentage under the Retirement Savings Plan at the time of enrollment in the Excess Contribution Plan or once per year in December for the following year. A separate election to defer from the annual bonus is made in June for the bonus payable the following year. Employees start contributing to the Excess Contribution Plan when they exceed the IRS pre-tax limits and the catch up limit for participants age 50 or over. The company matches the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. The company match is contributed in the form of cash. Effective November 1, 2006, our named executive officers and certain other eligible executives receive a non-elective company contribution of 12%, after they exceed the annual IRS compensation limit. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and company matching contributions are fully vested immediately and the non-elective company contribution becomes fully vested after 3 years of employment. All named executive officers are fully vested in the non-elective company contribution portion of the Excess Contribution Plan.

The investment options available to our named executive officers under our Excess Contribution Plan are virtually the same as those offered to all of our employees under our Retirement Savings Plan. Because some investment options available under our Retirement Savings Plan are not available for our nonqualified plan, we have made similar investment options available to our nonqualified plan participants. The table below shows the funds available under the Excess Contribution Plan and their annual rate of return for the calendar year ended December 31, 2007, as reported by the administrator of the Retirement Savings Plan.

	Ticker	2007		Ticker	2007
	Symbol/	Rate of		Symbol/	Rate of
Investment Name	Index Type	Return	Investment Name	Index Type	Return

JPMorgan Core Bond Fund- Ultra	JCBUX	7.19	American Funds Euro Pacific Growth-R4	REREX	18.87
American Funds Growth Fund of America-R5	RGAFX	11.26	American Century Small Cap Value-Inv	ASVIX	−2.72
Dodge & Cox Stock	DODGX	0.14	Columbia Mid Cap Value-Z	NAMAX	7.65
JPMorgan Equity Index-Select	HLEIX	5.28	JPMorgan Small Retirement 2010-Inst	JSWIX	5.20
MFS International New Discovery-A	MIDAX	8.87	JPMorgan Small Retirement 2015-Inst	JSFIX	5.46
Dreyfus Mid Cap Index	PESPX	7.56	JPMorgan Smart Retirement 2020-Inst	JTTIX	5.58
JPMorgan Prime Money Market-Morgan	VMVXX	4.90	JPMorgan Smart Retirement 2030-Inst	JSMIX	6.43
Baron Partners Fund	BPTRX	11.34	JPMorgan Smart Retirement 2040-Inst	SMTIX	6.50
Pennsylvania Mutual Fund-Inv	PENNX	2.75	JPMorgan Smart Retirement Income-Inst	JSIIX	5.17
Columbia Acorn Fund-Z	ACRNX	7.69	Gardner Denver Common Stock	GDI	−11.55

The following table presenting the full amount of nonqualified deferred compensation accounts that we are obligated to pay each named executive officer, including the full amount of earnings for the fiscal year ended on December 31, 2007. This table does not include benefits under our tax-qualified retirement plans.

					Aggregate
	Executive	Company		Aggregate	Balance
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	at Last
	Last FY	Last FY	in Last FY	Distributions	FYE
Name	($)(1)	($)(1)	($)	($)	($)(2)

Ross J. Centanni	$64,168	$400,353	$24,751	$0	$4,996,762
Helen W. Cornell	$42,502	$105,227	$(2,111)	$0	$988,245
Tracy D. Pagliara	$25,525	$94,215	$(1,222)	$0	$812,442
J. Dennis Shull	$47,500	$78,750	$(5,801)	$0	$1,421,710
Richard C. Steber	$74,166	$85,494	$7,713	$0	$542,900

(1)	Our named executive officers have all elected to defer a percentage of their annual salary and some of our named executive officers have elected to defer a percentage of their bonuses to our Excess Contribution Plan. Employees start contributing to the Excess Contribution Plan when they exceed the IRS pre-tax limits and the catch up limit for participants age 50 or over. We match the first 3% of employee contributions $1 for each $1 and the second 3% of employee contributions $.50 for each $1. Our match is contributed as cash. Effective November 1, 2006, the named executive officers and certain other eligible executives receive a non-elective company contribution of 12%, after they exceed the annual IRS compensation limit. Account balances from the former Supplemental Excess Defined Benefit Plan were merged into this Plan on November 1, 2006. All employee and company matching contributions are fully vested immediately and all named executive officers are fully vested in the non-elective company contribution portion of the Excess Contribution Plan and the account balance that was transferred from our Supplemental Excess Defined Benefit Plan.

(2)	In the event of a change in control, each named executive would be entitled to a lump sum payment of all compensation previously earned. Any deferred compensation by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment) shall be distributed six (6) months or more after the date of the executive’s termination. The amount included is the ending balance of each named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officer’s would also be entitled to a lump sum payment under our qualified Retirement Savings Plan which they would be eligible to receive regardless of the reason for termination. See the Change in Control discussion below.

Potential Payments Upon Termination or Change in Control

We are party to Change in Control Agreements or CIC Agreements with each of our named executive officers. The purpose of the CIC Agreements is to encourage each of our executive officers to continue to carry out the officer’s duties in the event of a possible change in control of the company. The CIC Agreements address adverse changes that may occur with respect to the executive’s terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change in control, as described below, we terminate the executive officer’s employment other than for cause, as described below, or the executive officer terminates for good reason, as described below, the executive officer is generally entitled to receive:

•	accrued but unpaid base salary compensation through the date of termination;

•	cash equal to the amount of the highest annual bonus during the three preceding years;

•	a lump sum payment of two times:

¡	the executive officer’s annual base salary; and

¡	the highest annual bonus during the three preceding years;

•	a lump sum payment of all compensation previously deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment);

•	continued medical, dental and life insurance benefits for two years; and

•	the acceleration of vesting and continued accrual of benefits under any defined benefit retirement plans for three years.

The CIC Agreements also prohibit the executive officer from disclosing confidential information and from soliciting our employees, customers or clients.

Our President and Chief Executive Officer also has a CIC Agreement with the same benefits as those described above. For purposes of Mr. Pennypacker’s first year of employment, his “highest annual bonus” is defined as 80% of his annual base salary.

Our Executive Chairman also has a CIC Agreement. Mr. Centanni’s benefits are the same as those described above except that his lump sum payment is equal to three times his annual base salary and highest annual bonus during the three preceding years and his medical, dental and life insurance benefits continue for a period of three years instead of two.

Pursuant to the Incentive Plan and in the event of a change of control:

•	the restrictions applicable to all shares of restricted stock and restricted stock units shall lapse and such shares shall be deemed fully vested and all restricted stock granted in the form of share units shall be paid in cash, performance shares and long-term cash bonuses will be deemed to be earned in full at the payment opportunity associated with the achievement of 100% of the performance targets assigned to such awards, and performance shares granted in the form of share units will be paid in cash; and

•	any holder of any options granted under the Incentive Plan that are not exercisable in full at the time of a change of control will be entitled, with respect to the portion not exercisable, to receive a cash payment equal to the excess of (i) if the change of control is the result of a tender or exchange offer, the final offer price or such lower price as is necessary for an incentive stock option to preserve such status, multiplied times the number of shares covered by the option, or (ii) if the change of control is the result of another occurrence, the aggregate value of the common stock covered by the option, as determined by the Compensation Committee, over the option exercise price.

For purposes of the CIC Agreements and the Incentive Plan, “Change in Control” means the occurrence of any of the following events:

•	any person or group acquires beneficial ownership of 20% of the voting power of our company;

•	there is a change in the composition of a majority of the Board of Directors within any two-year period which change is not approved by certain of the directors who were directors at the beginning of such two-year period;

•	our stockholders approve and we consummate a merger that results in a change in a majority of the combined voting power of our company or the surviving entity; or

•	our stockholders approve and we consummate a plan of complete liquidation or dissolution, or a sale of all or substantially all of our assets.

“Cause” means:

•	the executive’s willful and continued failure to substantially perform his or her duties with us or our affiliates (other than any such failure resulting from his or her incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive by us which specifically identifies the manner in which we believe that the executive has not substantially performed his or her duties;

•	the final conviction of the executive of, or an entering of a guilty plea or a plea of no contest by the executive, to a felony; or

•	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to us.

For purposes of this definition, no act or failure to act on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by the executive in bad faith or without a reasonable belief that the action or omission was in the best interests of our company or our affiliates. Any act, or failure to act, based on authority given pursuant to a resolution duly adopted by our Board, the instructions of a more senior officer of our company or the advice of counsel to us or our affiliates will be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of us and our affiliates.

“Good Reason” means, unless the executive has consented in writing thereto, the occurrence of any of the following:

•	The assignment to the executive of any duties inconsistent with his or her position, including any change in status, title, authority, duties or responsibilities or any other action which results in a diminution in such status, title, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the executive’s employer or us promptly after receipt of notice thereof given by the executive;

•	A material reduction by us or the executive’s employer in the executive’s base salary;

•	The relocation of the executive’s office to a location more than 40 miles outside Quincy, Illinois or the executive’s then current principal place of employment;

•	Following a change in control, unless a plan providing a substantially similar compensation or benefit is substituted, (A) the failure by us or any of our affiliates to continue in effect any material fringe benefit or compensation plan, retirement plan, life insurance plan, health and accident plan or disability plan in which the executive is participating prior to the change in control, or (B) the taking of any action by us or any of our affiliates which would adversely affect the executive’s participation in or materially reduce his benefits under any of such plans or deprive him or her of any material fringe benefit;

•	Following a change in control, the failure of us or our affiliate by which the executive is employed, or any affiliate which directly or indirectly owns or controls any affiliate by which the executive is employed, to obtain the assumption in writing of our obligation to perform the agreement by any successor to all or substantially all of our assets or the assets of such affiliate within 15 days after a reorganization, merger, consolidation, sale or other disposition of assets of our company or such affiliate; or

•	Any purported termination of the executive’s employment by us which is not effected pursuant to a notice of termination satisfying the requirements of the agreement; and for purposes of the agreement, no such purported termination shall be effective.

Any determination of “Good Reason” made by the executive in good faith based upon his reasonable belief and understanding shall be conclusive.

Pursuant to the Annual Bonus Plan and in the event of a change in control, all outstanding bonus awards shall be deemed earned at the maximum performance goal level and we shall make a payment in cash to each participant within ten (10) days after the effective date of the change in control in the amount of such maximum bonus award.

For purposes of the Executive Annual Bonus Plan, a “Change in Control” shall have occurred if any of the following events shall occur:

(a) We are merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of our voting stock immediately prior to such transaction;

(b) We sell all or substantially all of our assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of our voting stock immediately prior to such sale;

(c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of our voting stock;

(d) We file a report or proxy statement with the SEC pursuant to the Exchange Act disclosing in Response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of our company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of our company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section 2.3(e), each director who is first elected, or first nominated for election by our company’s stockholders, by a vote of at least two-thirds of the directors of our company (or a committee thereof) then still in office who were directors of our company at the beginning of any such period will be deemed to have been a director of our company at the beginning of such period.

Notwithstanding the foregoing provisions in paragraph (c) and (d) above unless otherwise determined in a specific case by majority vote of our Board, a change in control shall not be deemed to have occurred for purposes of the plan solely because (i) we, (ii) an entity in which we directly or indirectly beneficially own 50% or more of the voting stock, or (iii) any employee stock ownership plan or any other employee benefit plan sponsored by us, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of voting stock, whether in excess of 20% or otherwise, or because we report that a change in control of our company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

While the summary description above includes all the material terms of our CIC Agreements, it may not contain all of the information that may be of interest to our stockholders. A complete copy of the form of CIC Agreements were included as Exhibits 10.14 and 10.15 to our Form 10-K filed with the SEC on March 14, 2006. A copy of the form CIC Agreements may be obtained on our website under the SEC filings section. Information on our website does not constitute a part of this proxy statement.

The following table quantifies the estimated payments and benefits that would be provided if a named executive officer was terminated within 24 months of a change in control other than the continued accrual under our defined benefit plans for 3 years and all accrued but unpaid base salary compensation due at termination. The accelerated vesting of equity compensation and payment of all long-term cash bonuses at the target level provided by the change in control provision of the Incentive Plan and the payment of all outstanding bonus awards at the maximum performance goal levels under the change in control provision of the Annual Bonus Plan will occur upon a change in control and do not require the termination of the executive to receive benefits. The estimated payments are calculated as if a change in control had occurred during 2007 and the named executive officer was terminated on December 31, 2007.

			Value of		Payment of All	Payments of
		Lump Sum	Continued	Accelerated	Outstanding	Annual
		Payment of	Health,	Vesting	Long-Term	Bonus
	Payments of	all Deferred	Dental &	of Equity	Cash Bonuses	Awards at
	Annual	Compen-	Life Insurance	Compen-	at Target	Maximum
	Salary and	sation	Benefits	sation	Levels	Level
Name and Principal	Bonus	(CIC)	for 2 Years	(LTIP)	(LTIP)	(Bonus Plan)
Position	(CIC) (1),(2)	(3)	(CIC)(4)	(5)	(6)	(7)	Total ($)

Ross J. Centanni	$8,590,000	$4,996,762	$7,737	$2,098,966	$4,252,500	$1,620,000	$33,006,930
Helen W. Cornell	$1,870,000	$988,245	$4,292	$451,142	$1,295,000	$420,000	$7,047,357
Tracy D. Pagliara	$1,698,000	$812,442	$4,146	$372,214	$1,019,700	$370,800	$6,144,404
J. Dennis Shull	$1,338,000	$1,421,710	$4,064	$317,504	$787,952	$247,200	$6,409,757
Richard C. Steber	$1,226,000	$542,900	$3,909	$243,848	$637,500	$226,400	$4,259,714

(1)	Each named executive officer would be entitled to cash equal to the amount of the highest annual bonus during the three preceding years. For all of our named executive officers, the highest annual bonus during three preceding years would be the 2006 annual cash bonus since the 2007 bonus would not be paid until 2008.

(2)	Each named executive officer, other than our Chief Executive Officer, would be entitled to a lump sum payment of two times (i) his or her annual base salary and (ii) the highest annual bonus during the three preceding years. Mr. Centanni would be entitled to a lump sum payment of three times (i) his annual base salary and (ii) the highest annual bonus during the three preceding years.

(3)	Each named executive would be entitled to a lump sum payment of all compensation previously earned and deferred by the executive officer and all interest and earnings accrued thereon (unless the executive officer elects to defer this payment). The amount included is the ending balance of each named executive officer’s non-qualified Excess Contribution Plan account. In addition, the named executive officers would also be entitled to a lump sum payment under our qualified Retirement Savings Plan which they would be eligible to receive regardless of the reason for termination.

(4)	Each executive officer would be entitled to continued medical, dental and life insurance benefits for two years, except Mr. Centanni who would be entitled to three years of continued benefits. Our health and dental plans are self-insured so we only pay a monthly administration fee for claims processing. We are unable to calculate the value of the continued health and dental insurance prospectively due to being self-insured. This amount is calculated based on the total annual life insurance premiums paid and our health and dental insurance administration fee for each named executive officer as of December 31, 2007 for a full two year or three year period, respectively. If the executive becomes re-employed with another employer and is eligible to receive medical, dental and/or life insurance benefits under another employer provided plan, these benefits will cease under the CIC Agreement.

(5)	Pursuant to the Incentive Plan, upon a change in control, each named executive officer’s unvested restricted stock and options would automatically vest. The value of the accelerated vesting of the options is calculated based on the difference between the strike price and the market close price on December 31, 2007. The value of the accelerated vesting of the restricted stock is the market close price on December 31, 2007. See the Outstanding Equity Awards at Fiscal Year End table on page 34.

(6)	Pursuant to the Incentive Plan, upon a change in control, long-term cash bonus opportunities granted in 2005, 2006 and 2007 would be presumed to be earned at 100% of the performance target if a change in control occurred on December 31, 2007 and the percentage would be applied to each named executive officer’s 2007 annual salary.

(7)	Pursuant to the Annual Bonus Plan, upon a change in control, each named executive officer would be entitled to his or her annual cash bonus at the maximum performance level.

COMPENSATION COMMITTEE MATTERS

Report of our Compensation Committee

The purpose of our Compensation Committee is to assist our Board in discharging its responsibilities relating to executive selection, retention and compensation and succession planning. Our Compensation Committee’s function is more fully described in its charter, which has been approved by our Board and is available at our website at www.gardnerdenver.com. Our Compensation Committee reviews its charter on an annual basis.

In this context, our Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement, filed pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.

Management Development and Compensation Committee
Richard L. Thompson, Chairperson
Frank J. Hansen
Diane K. Schumacher

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our company or any of our subsidiaries. In addition, none of the members of our Compensation Committee has or had any relationships with our company or any other entity that would require disclosure under the proxy rules and regulations promulgated by the SEC.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

Management of our company is responsible for our internal controls and the financial reporting process. KPMG LLP (“KPMG”), our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon. Our Audit Committee’s responsibility is to monitor and oversee these processes. Our Audit Committee’s function is more fully described in its charter, which has been approved by our Board and is available at our website at www.gardnerdenver.com. Our Audit Committee reviews its charter on an annual basis.

In this context, our Audit Committee has met and held discussions with management and KPMG. Management represented to our Audit Committee that our consolidated financial statements for the fiscal year ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles. Our Audit Committee has reviewed and discussed the consolidated financial statements with management and with KPMG. Our Audit Committee specifically addressed with KPMG matters required to be discussed by Statement on Auditing Standards No. 114, as modified or supplemented, and SEC Regulation S-X, Rule 2-07.

KPMG also provided to our Audit Committee the written disclosures and letter required by the NYSE listing standards. As part of its review of the financial statements and the auditors’ disclosures and report, the members of our Audit Committee also discussed with KPMG its independence.

While members of our Audit Committee perform their own diligence, they are not professionally engaged in the practice of auditing or accounting and are not experts with respect to auditor independence. Accordingly, they must rely substantially on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, our Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with U.S. generally accepted auditing standards, that the financial statements are presented in accordance with U.S. generally accepted accounting principles or that our auditors are in fact “independent.”

Based on its discussions with our company’s management and our independent registered public accounting firm, and subject to the limitations on the role and responsibilities of our Audit Committee referred to above and in its charter, our Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the period ended December 31, 2007 for filing with the SEC.

Audit and Finance Committee
Donald G. Barger, Jr., Chairperson
Raymond R. Hipp
David D. Petratis
Charles L. Szews

The information above in the Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, nor shall it be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that our company specifically requests that the information be treated as soliciting material or specifically incorporates the information by reference.

Accounting Fees

Pursuant to our Audit and Finance Committee Services Approval Policy, our Audit Committee approved all the audit and non-audit services performed by KPMG, which is attached as Appendix B. The following summarizes the aggregate fees KPMG billed our company for services relating to the years ended December 31, 2007 and December 31, 2006.

Audit Fees. $3,150,000 (for the fiscal year ended December 31, 2007) and $3,005,000 (for the fiscal year ended December 31, 2006) for professional services rendered for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, including attestation of management’s report on internal control over financial reporting.

Audit-Related Fees. $0 (for the fiscal year ended December 31, 2007) and $0 (for the fiscal year ended December 31, 2006) for acquisition due diligence, employee benefit plan audits, and other assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, but which are not included under “Audit Fees” above.

Tax Fees. $449,000 (for the fiscal year ended December 31, 2007) and $657,000 (for the fiscal year ended December 31, 2006) for tax compliance, tax advice and tax planning services.

All Other Fees. $0 (for the fiscal year ended December 31, 2007) and $0 (for the fiscal year ended December 31, 2006) for all products and services provided by KPMG other than those described above.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, our Audit Committee selected KPMG to serve as our independent registered public accounting firm and audit our consolidated financial statements for fiscal 2007. Our Audit Committee annually selects its independent registered public accounting firm for the current year in May. A representative of KPMG will be present at the meeting with the opportunity to make a statement and/or respond to appropriate questions from our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Nominating Committee reviews and approves relationships and transactions between us and our directors and executive officers or their immediate family members to determine whether such persons have a direct or indirect material interest. The Nominating Committee reviews all relevant facts and circumstances available and approves only those transactions with related persons that it determines in good faith to be in, or to not be inconsistent with, the best interests of our company and our stockholders. Transactions are approved or denied in our Nominating Committee’s sole discretion. Approval may be conditioned upon additional actions by us or the related party, including limiting the duration of the transaction or appointing a company representative to monitor various aspects of the transaction. In approving or ratifying any transaction, the Nominating Committee must determine that the transaction is fair and reasonable to us. We are not aware of any relationships or related transactions that require disclosure under the proxy rules and regulations promulgated by the SEC. The Board of Directors has adopted a Related Party Transactions policy, which is available on our website at www.gardnerdenver.com. Information on our website does not constitute a part of this proxy statement.

Policies and Procedures with Respect to Related Party Transactions

Our Related Party Transactions policy applies to all transactions that we determine would be required to be publicly disclosed by the rules of the SEC applicable to us as a transaction with a related person. A transaction with a related person that must be reviewed by our Nominating Committee is any transaction, arrangement or relationship, or series of similar transactions exceeding $120,000 in the aggregate, in which we were, are or will be a participant and in which any related person had, has or will have a direct or indirect interest. For purposes of our policy, a related person is any person who, or at any time since the beginning of the last fiscal year, was:

(i)	a person who served as an executive officer, director or director nominee of our Company at any time since the beginning of the last fiscal year;

(ii)	a person beneficially owning in excess of 5% of any class of our Company’s (or our controlled affiliates) voting securities;

(iii)	an immediate family member of any person listed in clause (i) or (ii); or (iv) an entity which is owned or controlled by any person listed in clause (i), (ii) or (iii); or

(iv)	an entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or which such person has a beneficial ownership interest.

As part of the review and approval process, our Nominating Committee will review all of the relevant facts and circumstances available and approve only those transactions with related persons that our Nominating Committee determines in good faith to be in, or to not be inconsistent with, our best interests and the interests of our stockholders. Our Nominating Committee may approve or deny any transaction in its sole discretion. Approval may be conditioned upon the related person or us taking additional actions, including limiting the duration of the transaction or appointing a company representative to monitor various aspects of the transaction. In approving or ratifying any transaction, our Nominating Committee must determine that the transaction is fair and reasonable to our company. Our Nominating Committee shall not be required by our policy to obtain a fairness opinion or other third party support or advice regarding the fairness of the transaction, but may do so if it (or he or she) so determines in its (or his or her) discretion.

Although our Nominating Committee may in its discretion review any proposed or completed transaction with a related person, the following transactions are specifically pre-approved and no further action under our corporate policy need be taken; provided, that our Nominating Committee shall consider whether to review any such pre-approved transactions on a periodic/annual basis:

1.	Employment of executive officers. Any employment by our company of an executive officer of our company if the related compensation is approved by the Compensation Committee and:

•	The related compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”); or

•	The executive officer is not an immediate family member of another executive officer or director or nominee of our company, the related compensation would be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer”, and our Compensation Committee approved (or recommended that our Board approve) such compensation; or

•	The compensation is paid to an executive officer who is not required to be named in the Summary Compensation Table of our proxy statement for the applicable year if our Compensation Committee has approved the compensation arrangement;

2.	Director compensation. Any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402(k) of the SEC’s compensation disclosure requirements and is approved by our Board of Directors or a duly authorized committee of our Board. Transactions in fulfillment of contractual obligations where the contract or arrangement was previously approved by our Board or a duly authorized committee of our Board;

3.	Certain transactions with other companies. Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any twelve month period does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

4.	Certain Company charitable contributions. Any charitable contribution, grant, or endowment by our company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of the charitable organization’s total annual receipts;

5.	Generally available terms. Transactions available to all employees generally and conducted on the same terms;

6.	Transactions where all stockholders receive proportional benefits. Any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis (e.g. dividends);

7.	Transactions involving competitive bids. Any transaction involving a related person where the rates or charges involved are determined by competitive bids;

8.	Regulated transactions. Any transaction with a related person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

9.	Certain bank-related services. Any transactions with a Related Person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and

10.	Employee compensatory arrangements. Employee compensatory arrangements not exceeding $120,000 in the aggregate established in the ordinary course of business consistent with the our policies and procedures with respect to non-related parties in similar positions approved by our Compensation Committee.

Relationships and Transactions

Our Nominating Committee reviewed the following two transactions during 2007 in accordance with our Related Party Transactions Policy and determined they were not related party transactions.

Our Nominating Committee considered a business relationship in the ordinary course of business for freight management services between our company and YRC Logistics. Our Nominating Committee determined that our relationship with YRC Logistics was a customary relationship that was carried on in the ordinary course of business on an arms-length basis and therefore, not a related party transaction. Our Nominating Committee also determined that such relationship did not impact Mr. Barger’s independent status under the NYSE corporate governance standards or otherwise interfere with his ability to exercise independence as a director or Audit Committee member.

Our Nominating Committee also considered a proposed charitable contribution to be made by us. During 2007, we received a request from Louisiana State University for the general support of E.J. Ourso College of Business Building Project. Although the charitable contribution would be made pursuant to our Charitable Contribution Policy and is not considered a transaction with a related person under our Related Party Transactions policy, management submitted it to our Nominating Committee for review due to the fact that two members of our management team received their Master of Business Administration degrees from Louisiana State University and had received solicitations. Our Nominating Committee reviewed our potential charitable contribution to Louisiana State University and determined that it was not a related party transaction. Our Compensation Committee also reviewed this potential charitable contribution and determined that it was not compensation pursuant to Section 402 of Regulation S-K.

In addition to the transactions described above, there is an employment arrangement that is considered a pre-approved transaction under our Related Party Transactions policy and does not require our Nominating Committee’s approval. We employ one member of an executive officer’s immediate family. This employee’s compensation was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions. The related executive officer does not have a material interest in this employment relationship or share a residence with this employee.

STOCKHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING

Stockholders’ proposals intended to be presented at the 2009 Annual Meeting must be received by us at our principal executive offices (Attention: Corporate Secretary) on or before November 20, 2008 for inclusion in our proxy materials for that meeting. Upon receipt of any proposal, we will determine whether or not to include such proposal in our proxy statement in accordance with the regulations governing the solicitation of proxies.

Any stockholder proposal or nomination for director submitted for inclusion in our proxy materials for that meeting must ordinarily be received by us at our principal executive offices (Attention: Corporate Secretary) no later than 90 days or more than 120 days prior to the anniversary date of the annual stockholder meeting of the preceding year (i.e., stockholder proposals or nominations for director for inclusion in the 2009 Annual Meeting must be received between January 7, 2009 and February 6, 2009), or such proposal will be considered untimely. However, if we change the date of the meeting by more than 30 days from the date of the previous year’s meeting, then such notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made. The stockholder filing the notice of proposal or nomination must describe various matters regarding the proposal or nominee, including, but not limited to, name, address, shares held, a description of the proposal or information regarding the nominee and other specified matters. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in our proxy statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois 62305.

HOUSEHOLDING OF PROXIES

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for annual reports and proxy statements with respect to two or more stockholders sharing the same address by delivering a single annual report and/or proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household annual reports and proxy materials, delivering a single annual report and/or proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders.

Once you have received notice from your broker or us that your broker or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate annual report and/or proxy statement in the future, please notify your broker if your shares are held in a brokerage account or our company if you hold registered shares. If, at any time, you and another stockholder sharing the same address wish to participate in householding and prefer to receive a single copy of our annual report and/or proxy statement, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares.

You may request to receive at any time a separate copy of our annual report or proxy statement, or notify us that you do or do not wish to participate in householding by sending a written request to the Corporate Secretary at 1800 Gardner Expressway, Quincy, Illinois, 62305 or by telephoning 217-222-5400.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2008.

This Proxy Statement and our 2007 Annual Report may be viewed online at www.gardnerdenver.com/ir_overview.aspx. If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by telephone or via the Internet. If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your company common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

ADDITIONAL FILINGS

Our Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through our website on the Internet as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. They may be accessed at www.gardnerdenver.com.

GARDNER DENVER, INC.

Tracy D. Pagliara
Executive Vice President, Administration,
General Counsel and Secretary

March 12, 2008

Appendix A

GARDNER DENVER, INC.

DIRECTOR INDEPENDENCE STANDARDS

In order to be considered independent under the rules of the New York Stock Exchange (“NYSE”), the Board must determine that a director does not have any direct or indirect material relationship with Gardner Denver. The Board has established the following guidelines to assist it in determining director independence under the NYSE rules. Any director who meets the following standards will be deemed independent by the Board:

1.	The director was not employed by Gardner Denver, and no immediate family member of the director was employed by Gardner Denver as an executive officer, within the preceding three years.

2.	The director was not affiliated with or employed by, and no immediate family member of the director was affiliated with or employed in a professional capacity by, Gardner Denver’s present or former independent auditor, within the preceding three years.

3.	The director was not employed as an executive officer by, and no immediate family member of the director was employed as an executive officer by, any company for which any present Gardner Denver executive officer served as a member of such company’s compensation committee within the preceding three years.

4.	The director did not receive, and no member of the director’s immediate family received, direct compensation in excess of $100,000 per year from Gardner Denver during any of the last three years (other than director and committee fees, pension or other deferred payments that are not in any way contingent on continued service to Gardner Denver, and compensation received by any immediate family member for service as a non-executive officer of Gardner Denver).

5.	If the director is an executive officer or an employee of, or if any immediate family member is an executive officer of, another company that does or has done business with Gardner Denver, the annual payments to, or payments received from, Gardner Denver for property or services by such company in each of the last three fiscal years were less than the greater of $1 million or two percent of the annual consolidated gross revenues of such company.

6.	If the director is a member of Gardner Denver’s Audit Committee, the director has not, other than in his or her capacity as a director, accepted directly or indirectly any consulting, advisory, or other compensatory fee from Gardner Denver or any of its subsidiaries. “Compensatory fees” do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Gardner Denver, provided that such compensation is not contingent on future service.

7.	If the director serves as an executive officer, director or trustee of a charitable organization to which Gardner Denver makes contributions, other than the United Way, Gardner Denver’s discretionary annual contributions to such organization are less than the greater of $1 million or two percent of such organization’s total annual charitable receipts.

8.	The director’s ownership, direct or indirect, of Gardner Denver common shares is less than 5% of the total outstanding Gardner Denver common shares.

If any relationship exists between Gardner Denver and any director that is not addressed by the standards set forth above, the directors meeting these standards shall determine whether such relationship impairs the independence of such director.

A-1

Appendix B

AUDIT AND FINANCE COMMITTEE
SERVICES APPROVAL POLICY

Statement of Principles

The Audit and Finance Committee (the “Audit Committee”) of the Board of Directors of Gardner Denver, Inc. (the “Company”) is required to approve the audit and non-audit services performed by the Company’s independent auditor in order to assure that the provision of such services do not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received pre-approval, it will require specific approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific approval by the Audit Committee.

The appendices to this Policy describe the Audit, Audit-related, Tax and All Other services that have the pre-approval of the Audit Committee. The term of any pre-approval is twelve (12) months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will periodically revise the list of pre-approved services, based on subsequent determinations. Pre-approval fee levels for all services to be performed by the Company’s independent auditor will be established periodically by the Audit Committee.

The Company’s independent auditor has reviewed this Policy and believes that implementation of the Policy will not adversely affect the auditor’s independence.

Delegation

The Audit Committee does not delegate its responsibilities to approve services performed by the independent auditor to management. However, it may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Audit Committee does not need to pre-approve non-audit services under the following conditions: (i) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent (5%) of the total amount of revenues paid by the Company to the accounting firm during the fiscal year in which the non-audit services are provided, (ii) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (iii) such services are promptly brought to the Committee’s attention and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Audit Services

The annual Audit services engagement terms and fees will be subject to the specific approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee may pre-approve the Audit services listed in Appendix B-A periodically. All Audit services not listed in Appendix B-A must be separately approved by the Audit Committee.

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and may pre-approve the Audit-related services listed in Appendix B-B periodically. All Audit-related services not listed in Appendix B-B must be separately approved by the Audit Committee.

Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee may pre-approve the Tax services listed in Appendix B-C periodically. All Tax services not listed in Appendix B-C must be separately approved by the Audit Committee.

All Other Services

The Audit Committee may grant pre-approval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, and would not impair the independence of the auditor. The Audit Committee may pre-approve the All Other services listed in Appendix B-D periodically. Permissible All Other services not listed in Appendix B-D must be separately approved by the Audit Committee.

A list of the SEC’s prohibited non-audit services is attached to this policy as Exhibit B-1.  The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

Pre-Approval Fee Levels

Pre-approval fee levels for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate approval by the Audit Committee.

Approval Procedures

All requests or applications to provide services that do not require separate pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the prior pre-approval of the Audit Committee and whether the fees for such services fall within the range of fees approved by the Audit Committee for such services. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

If, subsequent to the pre-approval of scheduled services by the Audit Committee, the Company would like to engage the independent auditor to perform a service not included on the existing pre-approval schedule, a request should be submitted to the General Counsel and Chief Financial Officer. If they determine that the service can be performed without impairing the independence of the auditor, then a discussion and approval of the service will be included on the agenda for the next regularly scheduled Audit Committee meeting. If the timing for the service needs to commence before the next Audit Committee meeting, the Audit Committee Chair, or any other member of the Audit Committee designated by the Audit Committee, can provide separate pre-approval.

Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee, or the designated member(s), by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. With respect to each such request or application, the independent auditor will also provide back-up documentation, which will be provided to the Audit Committee, or the designated member(s), regarding the specific services to be performed.

Monitoring Responsibility

The Committee hereby designates the head of the Company’s internal audit function to monitor the performance of all services provided by the independent auditor and to determine whether such services are in compliance with this policy. The head of the Company’s internal audit function will report to the Committee on a periodic basis, but not less frequently than quarterly, on the results of its monitoring. Both the head of the Company’s internal audit function and the Company’s Chief Financial Officer will immediately report to the Chairman of the Committee any breach of this policy that comes to their attention or the attention of any member of the Company’s management.

Appendix B-A
Pre-Approved Audit Services

Dated:

Range of
Service	Fees

Statutory audits or financial audits for subsidiaries or affiliates of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Attestation of management reports on internal control over financial reporting
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Appendix B-B
Pre-Approved Audit-Related Services

Dated:

Range of
Service	Fees

Due diligence services pertaining to potential business acquisitions/dispositions
Financial statement audits of employee benefit plans
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
Internal control reviews and assistance with internal control reporting requirements
Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Attest services not required by statute or regulation
General assistance with implementation of the requirements of SEC rules or listing standards promulgated pursuant to the Sarbanes-Oxley Act of 2002
Audits of opening balance sheets of acquired companies and accounting consultations as to the accounting or disclosure treatment of transactions and proposed transactions
Services related to procedures used to support the calculation of the gain or loss from dispositions and discontinued operations
Compliance letters, agreed upon procedures, reviews and similar reports related to audited financial statements and/or internal controls
Audits of financial statements and transactions included in consolidated financial statements that are used by lenders, filed with government and regulatory bodies and similar reports
Services that result from the role of independent auditor such as reviews of SEC filings, consents, letters to underwriters and other services related to financings that include audited financial statements

Assist the Company with the review of the design of its internal control over financial reporting in connection with the Company’s preparedness for Section 404 of Sarbanes-Oxley
Financial statement audits of employee benefit plans
Assist the Company with tax accounting related issues, including tax accounting for transactions and proposed transactions
Assist the Company with accounting issues and audits of carve-out financial statements
Assist the Company with responding to SEC comment letters or other inquiries by regulators related to financial accounting and disclosure matters
Preparation of accounting preferability letters for changes in accounting

Appendix B-C
Pre-Approved Tax Services

Dated:

Range of
Service	Fees

U.S. federal, state and local tax planning and advice
U.S. federal, state and local tax compliance
International tax planning and advice
International tax compliance
Tax controversy services in connection with the examination of U.S. federal, state, local and non-U.S. tax returns through the administrative appellate level

The above tax services do not include tax services relating to transactions initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.

Appendix B-D
Pre-Approved All Other Services

Dated:

Range of
Service	Fees

Exhibit B-1
Prohibited Non-Audit Services

1.	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

2.	Financial information systems design and implementation*

3.	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

4.	Actuarial services*

5.	Internal audit outsourcing services*

6.	Management functions

7.	Human resources

8.	Broker-dealer, investment adviser or investment banking services

9.	Legal services

10.	Expert services unrelated to the audit

In addition to the non-audit services specifically listed above, the SEC has articulated three general principles in connection with services provided by the independent auditor which, if violated, could impair the independence of the auditor. The independent auditor cannot: (1) function in the role of management; (2) audit its own work; or (3) serve in an advocacy role for the Company.

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

c/o National City Bank Shareholder Services OperationsV O T E B YT E L E P H O N ELocator 5352 P. O. Box 94509 Have your proxy/voting instruction card Cleveland, OH 44101-4509 available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.V O T E B YI N T E R N E THave your proxy/voting instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B YM A I LPlease mark, sign and date your proxy/voting instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253.Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your proxy/instruction touch-tone telephone: cast your vote: card in the postage-paid 1-888-693-8683 www.cesvote.com envelope provided. Vote 24 hours a day, 7 days a week!Your telephone or Internet vote must be received by 11:59 p.m. Eastern Time on May 5, 2008 to be counted in the final tabulation. If you hold shares in the Savings Plans, your telephone or Internet vote must be received by 6:00 a.m. Eastern Time on May 2, 2008. I D Please fold and detach card at perforation before mailing. D PROXY/VOTING INSTRUCTIONS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2008. This proxy is solicited by the Board of Directors of Gardner Denver, Inc. and will be voted as directed, or, if no direction is indicated, will be voted “FOR” all nominees in Proposal 1.The Board of Directors recommends a vote FOR all nominees in Proposal 1. Proposal 1. Election of Directors FOR ALL By checking the box to the left, I consent to access future stockholder communications (e.g., Nominees: annual reports, proxy statements, related proxy materials) electronically via the Internet, as (1) Donald G. Barger, Jr.WITHHOLD ALL described in the accompanying notice. I understand the Company may no longer distribute (2) Raymond R. Hipp printed materials to me for any future stockholders meeting until such consent is revoked.I FOR All Except understand I may revoke my consent at any time by writing the Company’s transfer agent,(3) David D. Petratis National City Bank, or the Company and that costs normally associated with electronic access, To Withhold authority to vote for any individual nominee(s), such as usage and telephone charges, will be my responsibility.mark “FOR All Except” and write the name of the nominee(s) on the line below. I plan to attend the Annual Meeting. Signature(s) Date Please sign exactly as name(s) appear hereon.When shares are held by joint tenants, both should sign. When signing as attorney-in-fact, executor, administrator, personal representative, trustee or guardian, please give full title as such.If a corporation, please sign in full corporate name by President or other authorized officer.If a partnership, please sign in partnership name by authorized person

GARDNER DENVER, INC.Annual Meeting of Stockholders May 6, 2008, 1:30 p.m. The Quincy Country Club 2410 State Street Quincy, IllinoisThis is your proxy.Your vote is important. It is important that your shares are represented at this meeting, whether or not you attend the meeting in person.To make sure your shares are represented, we urge you to complete and mail your proxy card or vote by telephone or via the Internet.Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 6, 2008.Electronic Access to Future Documents Now Available This Proxy Statement and our 2007 annual report may be viewed online at www.gardnerdenver.com/ir_overview.aspx.If you are a stockholder of record, you can elect to receive future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by telephone or via the Internet.If you choose this option, you will receive a proxy form in mid-March listing the website locations and your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents.If you hold your company common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise.You may revoke your consent at any time and/or request paper copies of any stockholder communications by notifying the Company’s transfer agent, National City Bank, or the Company in writing at the addresses below. To give your consent to receive such materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located on the reverse side of the attached proxy/voting instruction card when you vote by mail.STOCKHOLDER INFORMATION Corporate Offices Transfer Agent and Registrar Gardner Denver, Inc. National City Bank, Dept. 5352 1800 Gardner Expressway Corporate Trust Operations Quincy, IL 62305-9364 P.O. Box 92301 Telephone: (217) 222-5400 Cleveland, OH 44193-0900 E-mail address: Toll-free Telephone: (800) 622-6757CorporateSecretary@gardnerdenver.com E-mail address: shareholder.inquiries@nationalcity.com News Releases News releases, including quarterly earnings releases, are available by visiting our website at http://www.gardnerdenver.com. D Please fold and detach card at perforation before mailing. D The undersigned, having received the Notice and Proxy Statement for the Annual Meeting of Stockholders, hereby appoints each of Helen W. Cornell and Tracy D. Pagliara as the true and lawful attorneys-in-fact, agents and proxies (with full power of substitution) to represent the undersigned and to vote at the Annual Meeting of Stockholders of the Company, to be held at The Quincy Country Club, 2410 State Street, Quincy, Illinois on Tuesday, May 6, 2008 at 1:30 p.m., local time, and any and all adjournments of the Meeting, in the manner specified, with respect to all shares of Common Stock of Gardner Denver, Inc. which the undersigned is entitled to vote and in the discretion of the proxies on such other matters as may properly come before the meeting and any adjustment thereof.The undersigned also hereby directs JPMorgan Chase Bank, N.A. (“JPMorgan”), as trustee, to represent the undersigned and to vote at such Meeting, and any and all adjournments of the Meeting, in the manner specified, with respect to all shares of Common Stock to which the undersigned, as a participant in the Gardner Denver, Inc. Retirement Savings Plan (and the Gardner Denver Supplem ental Excess Defined Contribution Plan) (the “Savings Plans”), is entitled to direct the voting.Such representation and voting shall be according to the number of votes which the undersigned would possess if personally present, for the purposes of considering and taking action upon the matters set forth on the front page of this proxy/voting instruction card, as more fully described in the Notice and Proxy Statement. Should any other matter requiring a vote of the stockholders arise, the proxies named above are authorized to vote in accordance with their discretion.The Board of Directors is not aware of any matter which is to be presented for action at the meeting, other than as set forth on this card. THIS PROXY/VOTING INSTRUCTION CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED AND DEEMED AN INSTRUCTION TO JPMORGAN TO VOTE IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.IF NO INSTRUCTION IS MADE, THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED IN THE SAME PROPORTION (FOR OR AGAINST) AS THE SHARES HELD IN THE SAVINGS PLANS FOR WHICH INSTRUCTIONS ARE RECEIVED. Shares of Common Stock held in the Savings Plans will be voted by JPMorgan as trustee of the Savings Plan.Voting instructions to JPMorgan regarding your Savings Plans shares must be received by 6:00 a.m. Eastern Time on May 2, 2008.Such voting instructions can be made in the same manner as other shares of Common Stock are voted by proxy (i.e., by returning the proxy card by mail or voting by telephone or via the Internet).After May 2, 2008, all Savings Plans shares for which voting instructions have not been received will be voted by JPMorgan in the same proportion (for or against) as the shares held in the Savings Plans for which instructions are received.